As  filed  with  the  Securities  and  Exchange Commission on September  9, 2004

                                                  Registration  No.
                                                                     ----------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           SIBERIAN ENERGY GROUP INC.
    -------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

         Nevada                        1382                       52-2207080
  ---------------------          ----------------               ---------------
 (State or jurisdiction          (Primary Standard              (IRS Employer
   of incorporation or              Industrial                   Identification
       organization)              Classification                      No.)
                                   Code Number)


                          275 Madison Ave, 6th Floor,
                            New York, NY 10016, USA
                                 (212) 828-3011
-------------------------------------------------------------------------------
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)



                David Zaikin, Chairman & Chief Executive Officer
                         275 Madison Avenue, 6th Floor,
                               New York, NY 10016
                                 (212) 828-3011
  ---------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)



                                 With copies to:
                         David M. Loev, Attorney at Law
                         2777 Allen Parkway, Suite 1000
                               Houston, TX  77019
                               (713) 524-4110 Tel.
                               (713) 524-4122 Fax

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ( ).




CALCULATION OF REGISTRATION FEE

Title of Each                                                                       Amount of
Class of Securities    Amount Being   Proposed Maximum       Proposed Maximum      Registration
To be Registered       Registered      Price Per Share       Aggregate Price           Fee
Common Stock to
Be  Resold             17,063,419           .001                17,063.42              $2.17


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)     The book value of the Common Stock, calculated pursuant to Rule 457(f).

                                   PROSPECTUS

                           SIBERIAN ENERGY GROUP INC.
                   RESALE OF 17,063,419 SHARES OF COMMON STOCK

     The selling stockholders listed on page 37 may offer and sell up to 17,063,419 shares of our Common Stock under this Prospectus for their own account. Shares offered by the selling stockholders may be sold by one or more of the following methods:

    -  ordinary brokerage transactions in which a broker solicits purchases; and
    - face to face transactions between the selling stockholders and purchasers without a broker.

     A current Prospectus must be in effect at the time of the sale of the shares of Common Stock discussed above. We will not receive any proceeds from the resale of Common Stock by the selling stockholders. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

     Each selling stockholder or dealer selling the Common Stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters. Therefore, the selling stockholders may be subject to statutory liabilities if the registration statement, which includes this Prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS IS SEPTEMBER 9, 2004


                                TABLE OF CONTENTS

Prospectus Summary                                                          5
Summary Financial Data                                                      5
Risk Factors
     It is Questionable as to Whether We Will Be able to Continue
       Our Operations  Without Additional Financing                         7
     It is Questionable as to Whether the Company can Continue as
       a Going Concern                                                      7
     We Lack an Operating History Which You Can Use to Evaluate Us          7
     We Lack Profits From Operations                                        8
     We Have a Poor Financial Position                                      8
     Our Business is Speculative and Risky                                  8
     We Lack a Market For Our Common Stock                                  8
     Our Industry Is Competitive and As Such Competitive Pressures
       Could Prevent US from Obtaining Profits                              8
     We Rely Upon Key Personnel and If They Leave Our Company Our
       Business Plan Could Be Adversely Effected                            9
     Our Projections, Estimates and Statistical Analysis May Be
       Inaccurate or Substantially Wrong                                    9
     Investors May Face Significant Restrictions on the Resale of
       Our Common Stock Due to Federal Regulations on Penny Stocks          9
Use of Proceeds                                                            10
Dividend Policy                                                            10
Legal Proceedings                                                          11
Directors, Executive Officers, Promoters and Control Persons               11
Security Ownership of Certain Beneficial Owners and Management             17
Interest of Named Experts and Counsel                                      18
Indemnification of Directors and Officers                                  18
Description of Business                                                    18
Management Discussion and Analysis of Financial Condition and Results of
  Operations                                                               29
Description of Property                                                    32
Certain Relationships and Related Transactions                             33
Executive Compensation                                                     34
Financial Statements                                                       F-1
Changes in and Disagreements with Accountants on Accounting and
  Financial Disclosure                                                     35
Descriptions of Capital Stock                                              35
Shares Available for Future Sale                                           36
Plan of Distribution and Selling Stockholders                              37
Market for Common Equity and Related Stockholder Matters                   39
Legal Matters                                                              39

                   PART I - INFORMATION REQUIRED IN PROSPECTUS

                               PROSPECTUS SUMMARY

     The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all the information you should consider. As such, before you decide to buy our Common Stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our Common Stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," and "SEG" refer to Siberian Energy Group Inc., a Nevada corporation, "ZNG" refers to Zaural Neftegaz a subsidiary of the Company, and unless the context otherwise requires, "Common Stock" refers to the Common Stock, par value $0.001 per share, of Siberian Energy Group Inc.

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

     Siberian Energy Group Inc., exists primarily to exploit and develop certain oil and gas and other petroleum products from licenses issued by Russia's Kurgan Provincial Government for the Eastern part of Kurgan Province. The Company was incorporated in the State of Nevada on August 13, 1997, and previously provided comprehensive outpatient rehabilitation services to patients suffering from work, sports and accident related injuries. All activities related to the Company's previous business ventures were essentially discontinued prior to January 1, 2000. Predecessor names of the Company since its inception include Trans Energy Group Inc., 17388 Corporation Inc., Talking Cards, Inc., Oyster King Incorporated and Advanced Rehab Technology Corporation.

     In May 2003, the Company issued 2,000,000 shares of its Common Stock for a 51% interest in Zaural Neftegaz ("ZNG"), a Russian oil and gas exploration company, which the Company has since purchased a 100% interest in. In June 2004, the Company issued 6,900,000 shares of its Common Stock for the 49% remaining interest in ZNG.

     Our focus today is on developing the four West Siberian properties acquired through Zaural Neftegaz. In addition, Siberian Energy Group is constantly evaluating new oil and gas properties, both explored and unexplored, as part of the Company's growth strategy.

                             SUMMARY FINANCIAL DATA

     You should read the summary financial information presented below for the 6 month period ending June 30, 2004. We derived the summary financial information from our unaudited financial statements appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                   FOR THE SIX
                                                     MONTHS
                                                      ENDED     FOR THE YEAR ENDED
                                                     JUNE 30,       DECEMBER 31,
STATEMENT OF OPERATIONS                                2004            2003
------------------------                           ------------  --------------
Revenues                                            $      -0-   $         -0-

Expenses
     Salaries                                       $  274,559   $     286,004
     Professional and consulting fees               $   85,051   $      64,363
     Rent and occupancy                             $   24,353   $       2,488
     Depreciation and amortization                  $   18,735   $      36,740
     Other                                          $   46,620   $      32,921
                                                    -----------  --------------
           Total Expenses                           $  449,318   $     422,516
                                                    -----------  --------------
Net Loss                                            $ (449,318)  $    (422,516)  )






                                                        JUNE 30,    DECEMBER 31,
BALANCE SHEET DATA                                        2004         2003
------------------                                  -----------  --------------
Total Assets                                        $1,350,558   $     169,785

Total Liabilities                                   $1,452,653   $     606,988

Shareholders Equity
      Common Stock - $.001 par value,
            100,000,000 authorized, 18,705,771 and
            11,805,771 issued and outstanding       $   18,706   $      11,806
     Additional paid-in capital                     $1,200,818   $     423,292
     Accumulated deficit
           Pre-development stage                    $ (449,785)  $    (449,785)
           Development stage                        $ (871,834)  $    (422,516)
                                                    -----------  --------------
 Total Shareholders Equity                          $ (102,095)  $    (437,203)

                                  RISK FACTORS

     The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in Siberian Energy Group Inc. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our Common Stock. If any of the following risks actually occurs, our business and financial results could be negatively affected to a significant extent.

     The Company's business is subject to many risk factors, including the following (references to "our," "we," "SEG" and words of similar meaning in these Risk Factors refer to the Company and ZNG):

IT IS QUESTIONABLE AS TO WHETHER WE WILL BE ABLE TO CONTINUE OUR OPERATIONS WITHOUT ADDITIONAL FINANCING

     We depend to a great degree on the ability to attract external financing in order to conduct future exploratory and development activities. If we are unable to raise the additional funds required for planned exploration and extraction activities, our Company may be forced to abandon its current business plan. If you invest in our Company and we are unable to raise the required funds your investment could become worthless.

IT IS QUESTIONABLE AS TO WHETHER THE COMPANY CAN CONTINUE AS A GOING CONCERN

     Our Company is in its early development stage, as planned principal activities have not begun. We have not generated any revenues since inception and have incurred substantial losses. These factors among others indicate that the Company may be unable to continue as a going concern, particularly in the event that it cannot obtain additional financing and/or attain profitable operations. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and if the company cannot continue as a going concern, your investment in the Company could become devalued or even worthless.

WE  LACK  AN  OPERATING  HISTORY  WHICH  YOU  CAN  USE  TO  EVALUATE  US

Our Company lacks a long standing operating history to evaluate the Company on. This means that there is no history that you as an investor can use to help predict how our Company may do in the future. This makes an investment in our Company risky, because we may never make profits. Since we have no history to evaluate us on it is hard to predict what kind of return our stock will have in the future, if at all.

WE  LACK  PROFITS  FROM  OPERATIONS

     As a development stage company, we have no revenues or profits. We hope that we will soon have revenues since we plan to begin production in 2005. There is a risk however that we will never begin production and our Company will never generate any revenues. If throughout our oil exploration we find no viable wells, we will likely be forced to curtail or abandon our business plan. If this happens you could lose your investment in our Company.

WE  HAVE  A  POOR  FINANCIAL  POSITION

     Our Company currently has a poor financial position. We have not generated any revenues or begun production on any wells. While this is not out of the ordinary for a development stage company, there is a risk that we will not find enough, or even any viable wells needed to generate enough profits for your investment in our Company to appreciate. If we never generate any revenues, our Company may be forced to abandon its business plan and your shares may become worthless.

OUR BUSINESS IS SPECULATIVE AND RISKY

     Hydrocarbon exploration is by its nature a speculative business and as such inherent risks exist as a result of the probability that hydrocarbon reserves might not be found. We hope that since our operating fields are part of the Western Siberia Basin in Russia, one of the world's richest resource regions, the probability of finding hydrocarbon deposits is relatively high. However, there is a risk that we will not find any hydrocarbon reserves and the cost of exploration will become too high for us to continue as a corporation. If this happens your investment in our Company could become devalued.

WE  LACK  A  MARKET  FOR  OUR  COMMON  STOCK

     We currently lack a market for the Company's Common Stock. Because of this it is hard to determine exactly how much our securities are worth. This makes an investment in our Company very speculative. As a result of the lack of market, it is hard to judge how much the securities you may purchase from this Prospectus are worth and it is possible that they will become worthless.

OUR INDUSTRY IS COMPETITIVE AND AS SUCH COMPETITIVE PRESSURES COULD PREVENT US FROM OBTAINING PROFITS

     Risks associated with competition stem from the degree to which the industry is competitive. While the oil exploration industry is not monopolistic, and the barriers to entry into the industry are low, the main factor in the oil exploration and extraction industry is finding viable wells. If our Company is unable to find producing wells and our competition is, it is likely that our Company would be driven out of business. Additionally, our competitors may have an advantage in competing for exploration licenses because they may have resources substantially greater then ours. Because of the above reasons, we may be unable to generate the profits we require for greater exploration, the Company may be forced to liquidate its assets and you could lose your investment in our Company.

WE RELY UPON KEY PERSONNEL AND IF THEY LEAVE OUR COMPANY OUR BUSINESS PLAN COULD BE ADVERSELY EFFECTED

     We rely on all key officers in the success of our Company. Their experience and inputs create the foundation for our business. Moving forward, should they be lost, and we are unable to replace them with other suitably trained geologists and geophysicists from within Russia or other oil bearing nations such as Canada, USA, Norway, UK, and Kazakhstan, the Company may be forced to scale back or curtail our business plan. As a result of this, your securities in our Company could become devalued.

OUR PROJECTIONS, ESTIMATES AND STATISTICAL ANALYSIS MAY BE INACCURATE OR SUBSTANTIALLY WRONG

     Risks from these factors are intertwined with the risky nature of oil and gas business. Projections on future revenues as well as costs and required capital expenditures are based on estimates. Business statistical analysis is used in projection of drilling success ratios, average production costs, world oil prices fluctuations and their correspondence to Russian domestic market, etc. Estimating oil reserves involves many uncertainties, including factors beyond our control. The cost of drilling, completing and operating wells is often uncertain. We are trying to take steps to reduce the negative impact of these risks by diligently assessing each alternative before taking action, using conservative assumptions in the calculations, substituting averaged statistical prices by direct price quotes from vendors, actual prices and tariffs in its business plan. However, if our projections or estimates are wrong or our statistical analysis faulty we may be adversely effected and be unable to execute our business strategy. As an investor, if this happens your securities in our Company could be adversely effected and you could even lose your investment in our Company.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS

     Once our Common Stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our Common Stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

     Some of the statements under "Risk Factors," "Plan of Operation," "Business," and appearing elsewhere in this Prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be significantly different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus.

     In  some  cases,  you  can  identify  forward-looking   statements  by
terminology such as "may," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this Prospectus to conform them to actual results.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of Common Stock.

                                 DIVIDEND POLICY

     To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock, when issued pursuant to this offering. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

                                LEGAL PROCEEDINGS

     On August 9, 1999, the Company instituted a lawsuit against its former corporate attorneys, Gowling Stathy and Henderson. This lawsuit related to the failed acquisition of rehabilitation clinics in Ottawa, Canada. The lawsuit was to seek general and special damages in excess of $7,000,000 and contingent damages in excess of an additional $20,000,000. This case was dismissed by judge's order on May 20, 2004.

     From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. Except as described below, we are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.


                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

     The following table sets forth the name, age and position of each director and executive officer of the Company. There are no other persons who can be classified as a promoter or controlling person of the Company. The officers and directors of the Company are as follows:



NAME                                                         AGE                                    POSITION
-----------------------------------------         -------------------------  ----------------------------------------
David Zaikin                                                 36               Chairman of the Board of Directors & CEO
Elena Pochapski                                              36               Chief Financial Officer and Director
Oleg V. Zhuravlev                                            43               Director, President/CEO Zaural Neftegaz
                                                                              ("ZNG") Subsidiary of the Company
Sergey Potapov                                               40               Director, Vice President ZNG
Vladimir V. Eret                                             59               Director, Chief Operating Officer and
Technical Director of ZNG




TERM  OF  OFFICE

     David Zaikin has served as Chairman of the Board of Directors since December 2002 and as Chief Executive Officer of the Company since August 2004. Since September 1998, Mr. Zaikin has worked as Vice President of Harvey Kalles R.E. LTD, a Real Estate Company. In 2003, David was recognized by "Who's Who" as one of the three Canadian businessmen for his extraordinary achievements. Mr. Zaikin also has a diverse background that includes experience in sales, marketing, channels, finance and operation. Mr. Zaikin currently a member of TREB (the Toronto Real Estate Board) and OREA (the Ontario Real Estate Association). He specializes in both Financial Analysis and Market Analysis for Commercial Real Estate. Mr. Zaikin also has a Bachelors Degree from Kharkov Government Pharmaceutical Institute.

     Elena Pochapski has served as Chief Financial Officer and Director of the Company since August 1, 2003. Before her employment at the Company, Mrs. Pochapski served as a Senior Accountant at Silver Gold Glatt & Grosman, LLP., from January 2002 to May 2004. Previous to that, Mrs. Pochapski was employed as an accountant at Cunningham & Associates, LLP., from September 1999 to December 2001. Previous to that, Mrs. Pochapski worked as an accountant at Price Waterhouse Coopers in Moscow Russia from 1997 to April 1999. Mrs. Pochapski has extensive experience in public accounting, audits and corporate finance. She is also familiar with Russian accounting procedures and has experience with translating Russian financial statements into US GAAP and International Accounting Standards (IAS). Ms. Pochapski received a Bachelor of Economics degree from Moscow State University. She is also certified as a Certified General Accountant (CGA) in Canada and as a Certified Public Accountant (CPA) in the State of Maine, U.S. Additionally, Mrs. Pochapski is a member of the Certified General Accountants Association of Ontario.

     Sergey Potapov has served as Director of the Company since January 1, 2003, where he works in management and acquisition of assets in the Russian oil & gas industry. Additionally Mr. Potapov has worked as Vice President of ZNG, a Russian oil and gas exploration company, and subsidiary of the Company since October 2002. From January 2000 through October 2002. Mr. Potapov worked as Vice General Director at Siburalresource Ltd., which provides gas distribution throughout Kurgan Province, Russia. Previous to his employ at Siburalresource, Mr. Potapov worked from May 1996 to January 2000, as the Head of Sales
Department of OAO Ikar. Mr. Potapov has an Engineering Degree from The Engineering Institute of Kurgan.

     Oleg V. Zhuravlev has served as a Director of the Company since January 1, 2003. In addition, since January 1, 2003, Mr. Zhuravlev has served as President and Chief Executive Officer of the Company's Subsidiary ZNG. Since October 15, 2002, Mr. Zhuravlev has worked as a general director of ZNG. Previous to being employed by ZNG, Mr. Zhuravlev was employed as Vice Director General in Finance in Kurganselectro Ltd, from May 31, 2002 to October 14, 2002. Before that, Mr. Zhuralev was Vice Director General in finance and economics at LLC Kurgan Neftegazodobivaushaya Company, from December 18, 2001 through May 30, 2002. From June 13, 2001 to December 17, 2001, Mr. Zhuralev was Chairman of the Board of Directors of NCO Gorodskoy Rashetny Centre. From August 1, 1998 to June 8, 2001, Mr. Zhuralev was Director of the Kurgan branch of Sibcontact Bank Ltd. In August 1997, Mr. Zhuralev became Chief of the Department of Investments and Securities Market for the Committee on Economic Policy (Khanty-Mansysk Autonomous Area Administration), where he worked until May 1998. From October 10, 1993 to March 11, 1997, Mr. Zhuralev held various positions at Sibcontact a commercial bank, ultimately achieving the position of Vice Chairman of the Board of Directors. Mr. Zhuralev was professionally trained as an engineer at the Kurgan Institute of Engineering, Motor Transport Economics and Management Department in Kurgan, Russia.

     Vladimir V. Eret has served as Technical Director and Chief Operating Officer of ZNG since January 1, 2003. Before that time Mr. Eret was the Director General of Bentonite Inc. in Kurgan City, Russia, from February 1, 1996 to January 31, 2002. Prior to his employ at Bentonite Inc., Mr. Eret worked as the expert of geology at Regional Investment Corporation, in Kurgan City, Russia, from December 1, 1994 to January 31, 1996. From March 1985 to February 1993, Mr. Eret worked as a director of Souzgiprovodxoz, in connection with their geological expedition of Kurgan. Prior to that time Mr. Eret worked at various jobs as a geologist and from April 1976 to July 1978 as the chief geologist of the People's Democratic Republic of Algeria. Mr. Eret obtained his Bachelors degree from Tomsk Government University in Geology and Engineering in 1968. He obtained a Doctorate degree from Kurgan University in 1990 in Economics.

     Directors of the Company are elected annually and hold office until the annual meeting of the shareholders of the Company and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. There are no family relationships among the Company's officers and directors. Officers and directors of the Company may receive compensation as determined by the Company from time to time by vote of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors.

EMPLOYMENT  AGREEMENTS

     David Zaikin, the Company's Chief Executive Officer signed an employment agreement effective as of August 1, 2004. Under the agreement, Mr. Zaikin is obligated to perform at least 40 hours per week of work on behalf of the Company. Unless terminated earlier Mr. Zaikin's employment agreement shall last until December 31, 2008. Mr. Zaikin is to be paid an annual salary of US $75,000, subject to periodic review by the Board. At the Boards discretion it is possible for Mr. Zaikin to receive a performance based bonus.

     Mr. Zaikin is provided eight (8) weeks of vacation leave per year. Additionally Mr. Zaikin also has the right under his employment agreement to purchase stock options in the Company. Under the 2003 plan, Mr. Zaikin had the right to purchase 200,000 shares of the authorized and unissued $0.001 par value restricted stock at an exercise price of $0.07 per share. Under the 2004 plan, Mr. Zaikin had the right to purchase 20,000 shares on January 1, 2004, and 15,000 shares on the first of each month thereafter for the year at an exercise price of $0.10 per share. Mr. Zaikin's stock option plan continues like this until his employment contract expires, giving him the right to purchase 20,000 shares of Common Stock as of January 1, of each year, and 15,000 shares on the first date of each month thereafter, with the exercise price as follows: for the year beginning January 1, 2005, $.30 per share, for the year beginning January 1, 2006, $.30 per share, for the year beginning January 1, 2007 and any subsequent year, the exercise price will be 110% of the average closing prices for the three months prior to each grant date. All stock options received by Mr. Zaikin will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted, and Mr. Zaikin can purchase up to 200,000 shares per year. All options received by Mr. Zaikin are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.

     Under Mr. Zaikin's employment agreement, if he is terminated without cause by the Company or if Mr. Zaikin himself terminates his employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mr. Zaikin, continue to pay as severance Mr. Zaikin's salary for twelve (12) months or 1/2 of the remaining term of the agreement whichever is greater.

     Elena Pochapski is employed as the Company's Chief Financial Officer. She signed an employment contract with the Company on August 1, 2003, which is effective until December 31, 2008. Mrs. Pochapski is to be paid an annual salary of US $75,000 subject to periodic review by the Board. Mrs. Pochapski is entitled to six (6) weeks of vacation time per year.

     Additionally Mrs. Pochapski also has the right under her employment agreement to purchase stock options in the Company. Under the 2003 plan Mrs. Pochapski had the right to purchase 200,000 shares of the authorized and unissued $0.001 par value restricted stock for an exercise price of $0.07. Additionally, under the 2004 plan Mrs. Pochapski had the right to purchase 20,000 shares on January 1, 2004, and 15,000 shares on the first of each month thereafter for the year for an exercise price of $0.10. Mrs. Pochapski stock option plan continues like this until her employment contract expires, giving her the right to purchase 20,000 shares of Common Stock as of January 1, of each year, and 15,000 shares on the first date of each month thereafter with exercise prices as follows: for 2005 the exercise price is $0.30 per share, for 2006 the exercise price is $0.30 pre share, for 2007 and each subsequent year the exercise price is 110% of the average closing prices for the three months prior to the grant date. Additionally, Mrs. Pochapski may only purchase an aggregate of 200,000 shares per year. All stock options received by Mrs. Pochapski will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted. All options received by Mrs. Pochapski are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.

     Under Mrs. Pochapski's employment agreement, if she is terminated without cause by the Company or if Mrs. Pochapski herself terminates her employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mrs. Pochapski, continue to pay as severance Mrs. Pochapski's salary for twelve (12) months or 1/2 of the remaining term of the agreement whichever is greater.

     Oleg  V.  Zhuravlev,  the  President and Chief Executive Officer of ZNG the
Company's subsidiary, and a Director of SEG, is currently employed under an employment agreement which, unless terminated earlier will last until December 31, 2008. Mr. Zhuravlev is to be paid at least 600 rubles a month (roughly US $20.50, as of 8/10/04) before financing is raised and 80,000 rubles (roughly US $2,750, as of 8/10/04) a month once financing is in place, subject to review by the Board. As of the date of this filing, no financing has been raised. Mr. Zhuravlev may also receive performance based bonuses at the discretion of the Board.

     Mr. Zhuravlev also has the right under his employment agreement to purchase stock options in the Company. Under the 2004 plan, Mr. Zhuravlev had the right to purchase 20,000 shares on Januarys 1, 2004, and 15,000 shares on the first of each month thereafter for the year for the exercise price of $0.10 per share. Mr. Zhuravlev's stock option plan continues like this until his employment contract expires, giving him the right to purchase 20,000 shares of Common Stock as of January 1, of each year, and 15,000 shares on the first date of each month thereafter with exercise prices as follows: for 2005 the exercise price per share is $0.30, for 2006 the exercise price per share is $0.30, for 2007 and every subsequent year the exercise price is 110% of the average closing prices for the three months prior to each grant. Additionally there is a 200,000 share per year maximum. All stock options received by Mr. Zhuravlev will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted. All options received by Mr. Zhuravlev are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.

     Under Mr. Zhuravlev's employment agreement, if he is terminated without cause by the Company or if Mr. Zhuravlev himself terminates his employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mr. Zhuravlev, continue to pay as severance Mr. Zhuravlev's salary for twelve (12) months or 1/2 of the remaining term of the agreement whichever is greater.

     Vladimir V. Eret is employed as the Chief Operating Officer of ZNG. He signed an employment contract with the Company on January 1, 2003, which is effective until December 31, 2008. Mr. Eret is to be paid a minimum amount of 600 rubles a month (roughly US $20.50, as of 8/10/04) before financing is raised and 75,000 rubles (roughly US $2,580, as of 8/10/04). a month once financing is in place, subject to review by the Board. As of the date of this filing, no financing has been raised. As of the date of this filing, no financing has been raised.

     Additionally Mr. Eret also has the right under his employment agreement to purchase stock options in the Company. Under the 2004 plan Mr. Eret had the right to purchase 14,000 shares on January 1, 2004, and 14,000 shares on the first of each month thereafter for the year with an exercise price of $0.10. Mr. Eret's stock option plan continues like this until his employment contract expires, giving him the right to purchase 14,000 shares of Common Stock as of January 1, of each year, and 14,000 shares on the first date of each month thereafter with exercise prices as follows: for 2005 the exercise price per share is $0.30, for 2006 the exercise price per share is $0.30, for 2007 and every subsequent year the exercise price is 110% of the average closing prices for the three months prior to each grant. Additionally there is a 200,000 share per year maximum. All stock options received by Mr. Eret will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted. All options received by Mr. Eret are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.

     Under Mr. Eret's employment agreement, if he is terminated without cause by the Company or if Mr. Eret himself terminates his employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mr. Eret, continue to pay as severance Mr. Eret's salary for twelve (12) months or 1/2 of the remaining term of the agreement whichever is greater.

     Sergey Potapov is employed as the Vice President of ZNG. He signed an employment contract with the Company on January 1, 2003, which is effective until December 31, 2008. For the duration of the contract Mr. Potapov must perform services on behalf of the Company for at least forty (40) hours per week. Mr. Potapov is to be paid a minimum amount of 600 rubles a month (roughly US $20.50, as of 8/10/04) before financing is raised and 75,000 rubles (roughly US $2,580, as of 8/10/04) a month once financing is in place, subject to review by the Board. As of the date of this filing, no financing has been raised.

     Additionally Mr. Potapov also has the right under his employment agreement to purchase stock options in the Company. Under the 2004 plan Mr. Potapov had the right to purchase 14,000 shares on January 1, 2004, and 14,000 shares on the first of each month thereafter for the year at an exercise price of $0.10 per share. Mr. Potapov's stock option plan continues like this until his employment contract expires, giving him the right to purchase 14,000 shares of Common Stock as of January 1, of each year, and 14,000 shares on the first date of each month thereafter with exercise prices as follows: for 2005 the exercise price per share is $0.30, for 2006 the exercise price per share is $0.30, for 2007 and every subsequent year the exercise price is 110% of the average closing prices for the three months prior to each grant. Additionally there is a 200,000 share per year maximum. All stock options received by Mr. Potapov will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted. All options received by Mr. Potapov are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.

     Under Mr. Potapov's employment agreement, if he is terminated without cause by the Company or if Mr. Potapov himself terminates his employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mr. Potapov, continue to pay as severance Mr. Potapov's salary for twelve (12) months or 1/2 of the remaining term of the agreement whichever is greater.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table provides the names and addresses of each person known to own directly or beneficially more than a 5% of the outstanding Common Stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of September, 9, 2004 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.




                                                        Beneficially  Owned
                                                       Prior  to  Offering
Name  and  Address  of                  --------------------------------------------------
Beneficial  Owner                                Shares                  Percent1
---------------------                   -----------------------     ----------------------
Oleg V. Zhuravlev
27/X Lenina St.                               2,185,000(2)                   11.5 %
Kurgan City,
Russia, 640000

Zaural Neftegaz Ltd.                          2,000,000                      10.6 %
Kurgan City
Lenina St 27/X
Russia, 640000

Victor Repin                                   1,500,000                      7.8 %
Kurgan City,
Klimova Street 41, apt.#36
Russia, 640020

David Zaikin
275 Madison Ave., 6th Floor                    1,185,000(3)                   6.2 %
New York, NY 10016

Elena Pochapski
275 Madison Ave., 6th floor                      385,000(4)                    2.0 %
New York, NY 10016

Sergey Potapov
27/X Lenina St.                                  154,000(5)                    0.81 %
Kurgan, Kurgan Oblast,
Russia, 640020

Valdimir Eret                                    154,000(6)                    0.81 %
27/X Krasina St.
Kurgan,
Russia, 6400000

All the officers and directors                  4,063,000                      20.2 %
as a group (5 persons)


1 Using 18,805,771 shares outstanding as of September 9, 2004. All options are valid until 5 P.M. December 31, on the fourth anniversary of each year that the options vest.
2 Mr. Zhuravlev is the beneficial owner of 2,000,000 shares held in the name of "Zaural Neftegaz Ltd." as he is the president of such company. Additionally the number of shares beneficially owned by Mr. Zhuravlev includes 185,000 vested options for shares of the Company's Common Stock, exercisable at $0.10 per share, within 60 days of the date of the filing of this prospectus.
3 Includes 800,000 shares of Common Stock owned by WCM, Ltd, which is 100% owned by Mr. Zaikin. Additionally the number of shares beneficially owned by Mr. Zaikin includes 385,000 vested options for shares of the Company's Common Stock, of which 200,000 are exercisable at $.07 per share and 185,000 shares, which will be exercisable within 60 days of the date of the filing of this prospectus, at $0.10 per share.
4 The number of shares beneficially owned by Mrs. Pochapski includes 385,000 vested options for shares of the Company's Common Stock, of which 200,000 are exercisable at $.07 per share and 185,000 shares which will be exercisable at $0.10 per share, within 60 days of the date of the filing of this prospectus.
5 The number of shares beneficially owned by Mr. Potapov includes 154,000 vested options for shares of the Company's Common Stock, exercisable at $0.10 per share, which will be exercisable within 60 days of the filing of this prospectus.
6 The number of shares beneficially owned by Mr. Eret includes 154,000 vested options for shares of the Company's Common Stock, exercisable at $0.10 per share, which will be exercisable within 60 days from that date of the filing of this prospectus.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     This Form SB-2 Registration Statement was prepared by our corporate counsel, David M. Loev, Attorney at Law. Mr. Loev owns 100,000 Shares of our Common Stock.

EXPERTS

     The financial statements of the Company as of December 31, 2003, included in this Prospectus have been audited by Lumsden & McCormick, LLP, our independent auditors, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation, as amended, provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud, or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Additionally, any repeal or modification of this indemnification article in the Company's Articles of Incorporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

                             DESCRIPTION OF BUSINESS

HISTORY

      Siberian Energy Group Inc. was formed as a Nevada corporation on August 13, 1997, as Advanced Rehab Technology Corporation. Subsequently, on March 9, 2001, the Company changed its name to Talking Cards, Inc.; on February 12, 2002, the Company changed its name to Oysterking Incorporated; on December 3, 2002, the Company changed its name to 17388 Corporation Inc., at which point the controlling interest of the Company was sold and a new board of directors was appointed; on May 5, 2003, the Company changed its name to Trans Energy Group Inc.; and on December 3, 2003, the Company changed its name to Siberian Energy Group Inc.

     Following its incorporation in 1997, the Company was engaged in the business of operating its eight outpatient rehabilitation clinics, which provided services to patients suffering from work, sports and accident-related injuries. Pursuant to a series of transactions during the period from October 1997 to April 1999, the Company acquired a total of 8 rehabilitation clinics in Ottawa for an aggregate of 4,267,525 pre-split shares of its Common Stock.

     In April 1998, pursuant to a 15c2-11 listing application with the National Association of Securities Dealers ("NASD"), the Company's Common Stock was cleared for trading on the Over-the-Counter Bulletin Board (the "OTCBB"). In July 1999, the Company closed its existing clinics and ceased operations. Because the Company was not filing reports with the Securities and Exchange Commission (the "SEC"), the Company's Common Stock was ineligible to be quoted on the OTCBB as of March 23, 2000.

     On September 17, 1999, the Company effected a 1-for-30 reverse stock split. A subsequent 3-for-1 forward split was consummated on October 2, 2000. All share amounts subsequently listed are retroactively adjusted to reflect these stock splits unless otherwise provided. All activities related to the Company's business were essentially discontinued prior to January 1, 2000 and the Company began looking for opportunities to acquire an operating business. The controlling interest of the Company was sold, the Company was renamed "Siberian Energy Group Inc.", and a new board of directors was elected.

     On May 9, 2003, the Company entered into an Acquisition Agreement (the "Acquisition Agreement") by and among the Company, Zaural Neftegaz, a Russian corporation ("ZNG"), the shareholders of ZNG and Oleg Zhuravlev, President of ZNG. Pursuant to the Acquisition Agreement, the Company acquired a 51% interest in ZNG by issuing to ZNG 2,000,000 shares of the Company's Common Stock. In June 2004, the Company purchased the remaining 49% of ZNG in exchange for 6,900,000 shares of the Company's Common Stock, making ZNG a wholly owned subsidiary of the Company. ZNG owns certain oil and gas licenses for the rights to prospect, explore, drill and remove oil and gas (the "Exploration Rights") in the eastern parts of Kurgan Province in Russia.

     On June 28, 2004, the Company opened a Canadian Subsidiary through the acquisition of 100% of the outstanding common shares of the newly incorporated Siberian Energy Group Inc. (Canada). The purchase price equaled $7.00, which also represents the book value of the capital subsidiary. The Company purchased Siberian Energy Group (Canada) for the purpose of opening an office in Toronto, Ontario.

THE  PARENT  -SIBERIAN  ENERGY  GROUP  INC.
-------------------------------------------

     The Company is now a development stage investment and management company that intends to target high potential, short and long term investments in Russia. The Company intends to provide western management experience and ready access to investment capital for medium and large cap resource companies, specifically in the oil and gas industry. The Company actively evaluates investment opportunities throughout Russia. Pursuant to its strategy, the Company acquired a majority ownership interest in an emerging Russian oil and gas exploration company, Zaural Neftegaz ("ZNG"). The majority of the Company's current efforts are focused on operating and raising capital for ZNG, of which there can be no assurance.

THE  SUBSIDIARY  -  ZAURAL  NEFTEGAZ
------------------------------------

     ZNG is a development stage oil and gas exploration company located in the Western Siberian Region of Russia. ZNG is one of only two companies to hold licenses for exploration of the hydrocarbon resources in Kurgan Oblast and holds certain oil and gas licenses for the rights to prospect, explore, drill and remove oil and gas (the "Exploration Rights") in the eastern parts of Kurgan Province in Russia. The Exploration Rights involve four blocks of property, which cover a total area of over 643,000 acres and which are strategically located relative to the existing natural gas and oil transportation infrastructure.

     In 2003, Russia was the world's second largest producer of crude oil, behind only Saudi Arabia. Russia has proven oil reserves of 60 billion barrels, most of which are located in Western Siberia, between the Ural Mountains and the Central Siberian Plateau. Russia is important to world energy markets because it holds the world's largest natural gas reserves, the second largest coal reserves, and the eighth largest oil reserves. Russia is also the world's largest exporter of natural gas and the third largest energy consumer.

HISTORY  OF  INDUSTRIAL  DEVELOPMENT  IN  RUSSIA

     During the Soviet regime, each region in Russia was assigned certain responsibilities to the State. Some regions were assigned to develop oil products, while others were assigned to produce agricultural products. The Kurgan region was not assigned to oil production and as a result, the area has many untapped oil and gas resources. Kurgan's government is now seeking to develop additional industries which are likely to improve its economy. ZNG believes it was successful in obtaining the Exploration Rights because of its plan to provide employment in the Kurgan region and its plan to help to develop the local oil and gas industry. ZNG believes that it is well positioned to produce oil in an area with a high potential for oil exploration in partnership with a government that is committed to supporting industrial development.

     Russia is a low cost producer in both development and production. Some of Russia's production cost advantages have been the result of low domestic wages, low prices for locally produced materials and low energy tariffs, which have been further emphasized by the devaluation of the Ruble. However, much of this cost advantage has been wiped out by the devaluation of the local currency between 1997 and 2003.

     Nevertheless, Russia has managed to continue to operate at a cost advantage, which is a result of incorporating western management and advanced production technologies. Russian companies have looked to western managers for better governance and management expertise while they have looked to major engineering and oil services companies for access to advanced technologies which improve efficiencies and yields.

     Russian oil and gas producers in the Western Siberian region are located adjacent to the transportation infrastructure. This proximity presents cost savings in the development of new fields and thus provides a greater cost advantage. Some of the production and development cost advantages are offset by the relatively high costs incurred to transport Russian crude to market as well as by a quality discount that is applied to Russian crude as a result of the heavy and sour properties of the Urals oil blend, which ZNG expects to produce.

     The current regulatory climate in Russia results in companies being allocated an export quota on crude oil equal to a 30% of their total production volume. The remainder can only be exported as a refined product. With domestic demand stagnant over the past few years suppliers can make more profit exporting the oil they produce. Therefore, in order to take advantage of the export percentage quota Russian oil companies must increase their total output. Because of this increased production, the oil which is produced but unable to be exported because of the export quotas causes oversupply in the domestic market resulting in lower domestic prices as compared to international prices for Urals blend.

GEOGRAPHY

ZNG is located in the Kurgan region of Western Siberia. Kurgan borders the Chelyabinsk, Sverdlovsk and Tyumen regions of Russia and the Republic of Kazakhstan. The blocks that ZNG owns are located east of the Volga Urals, Russia's oldest oil producing region, immediately south of the Tyumen region, an area covered by a large range of oil producers including BP-TNK, Exxon, Shell, Yukos, LUKoil and Sibnet. To the south, Kurgan is neighbored by Kazakhstan, which has historically been an oil-rich region and is one of the world's fastest growing oil producing regions. The region has a well-developed transportation infrastructure with paved federal and regional highways and motor roads. This area has been surveyed by the Russian Ministry of Geology, which has determined that this area has commercial prospects for the production of oil, gas and other petroleum products.

EXPLORATION  RIGHTS  -  TESTING  AND  STUDY

The region in which ZNG operates has been the subject of government testing and evaluation since the 1930s. The Russian government has conducted geological testing, including the drilling of test wells. Testing accelerated beginning in the 1960s and has continued until very recently. ZNG has access to this government research which includes:
-     Initial  arrival  method  (IAM)
-     Depth  point  measuring  method  (DPMM)
-     Abyssal  entry  method  (AEM)
-     Abyssal  seismic  entry  method  (ASEM)

     In addition to these methods of testing, the Russian government conducted parametric drilling operations along with drilling of a stratographic test well.

     Over the past few years, Russia has transferred ownership of state-owned assets to private and public companies. As a result, producers have not had to apply for exploration rights on existing production blocks. However, in the post state-owned environment, all new exploration must be conducted under license granted by the Russian Ministry of Natural Resources. ZNG has pursued and obtained exploration licenses through formal government application procedures and has obtained its Exploration Rights.

     ZNG has reviewed the government-supplied geographical data relating to the Exploration Rights and is currently at the seismic survey stage. Currently, all four blocks covered by the Exploration Rights are being evaluated and explored. Following detailed data collection and survey and seismic testing on all four blocks, ZNG intends to proceed with the exploration and development of the blocks, one block at a time. ZNG believes that this strategy is beneficial in that it may increase the speed of development by focusing ZNG's efforts and resources and such accelerated development may reduce ZNG's need for capital since the Company would likely generate revenues earlier. There can be no assurance that the strategy will be successful.

     New survey data collection has begun on all four blocks using thermal, gravitational, magnetic and aerospace survey methods of study. Two dimensional seismic studies were launched on June 18, 2004 and finalized on August 6, 2004 on one of the four concessions. An area of roughly 927 km2 was covered. Analysis of seismograms is currently in progress to be translated into report format. Some of the land-based methods which ZNG intends to employ include thermal, radiant, vapour-chromotography and microbiologic oil geology methods. ZNG also intends to conduct geo-dynamic and local tectonic testing in order to attempt to ascertain the location of any hydrocarbon reservoirs utilizing geophysical, geochemical, microbiological and bio-indicative research analyzation methods. In the event these tests are completed, the Company intends to conduct a specific geological analysis to attempt to ascertain the best location for three sample test drilling wells to determine oil bearing reservoirs and gas volumes. If conducted, the aerial and seismic surveys will attempt to ascertain the reservoir heights and establish the stratum and scope of the faults to be determined in the test drilling phase.

     If ZNG determines to develop the areas covered by the Exploration Rights, ZNG expects to encounter Urals blend oil. ZNG has not begun exploratory drilling yet. We are awaiting the two dimensional seismic data to be complied into a report of appropriate format which the announcement of preliminary results, at which time the data will be subject to analysis and interpretation. ZNG is currently selecting an appropriate organization to perform analysis and interpretation and ultimately deliver a recommendation for placing exploratory wells. A three dimensional survey may also be performed on the most recommended sites prior to drilling.

TRANSPORTATION  INFRASTRUCTURE

     Transportation infrastructure is effectively controlled by Transneft, a state-owned monopoly. The southern lines of the Transneft pipeline, commonly referred to as the Black Sea System, has a capacity of 1.29 m bbl/d that feeds the ports of Novorossisk, Tuapse and Odessa in the Ukraine. As of August 2004, the transportation toll on the Transneft system from ZNG's properties is $0.15/bbl to Omsk, $0.20/bblto Ufa (both are domestic refineries), and $0.79 to Novorossisk, an export port. In addition, port charges and freight to Europe must be factored in which results in an estimated total transportation charge of close to $4/bbl.

     ZNG's four blocks are located adjacent to the main Transneft pipelines which deliver oil and gas throughout Russian and to export markets. ZNG has completed plans for the installation of collection pipelines to deliver crude to the main pipelines, which is estimated to cost approximately $32,000,000. Until ZNG is able to build a pipeline infrastructure, of which there can be no assurance, ZNG plans to use a combination of trucking and rail transportation. ZNG is also currently attempting to determine delivery quotas of oil and gas sold in Russia and for export.

     Upon successful completion of the stage described above, of which there can be no assurance, the Company intends to sell all or a portion of the proven Exploration Rights and proceed to prove other licenses, or it may proceed to the production stage of oil and gas development.

COMPETITION

     Due to the complex geology and deeper wells in Western Siberia, which average over 2,000 meters in depth, Western oil services companies and their associated advanced completion and recovery technologies are well-equipped to produce oil in the region. Schlumber is by far the largest competitor in the region, and Baker Hughes, BJ Services and other companies are beginning to enter Western Siberia.

     Given the recent boom in the Russian oil industry, there has been an increase in interest and activity in the Western Siberian basin. In September 2003, a competitive bid process for eleven newly-opened exploration blocks was held in the Tyumen region, immediately north of Kurgan. Ten of the blocks were awarded to a total of seven companies. The total value of the purchases was over $2,400,000. The closest of these blocks lies within 60 miles of the licensed areas covered by the Exploration Rights, with the majority of the blocks lying within 120 miles of these areas.

     Competition among Russian producers has historically occurred in two distinct tiers. The first tier includes large corporations such as Surgutneftegaz, LUKoil, Sibneft, Tatneft, Slaveft, YUKOS, TNK, Bashneft, Rosneft and Sidanco which together control more than 90% of the Russian oil and gas market. These companies operate large-scale fields and are primarily oriented towards exportation. The second tier includes a large number of smaller companies that operate small and medium sized oil and gas fields. These companies enjoy a limited but stable range of customers within Russia's domestic market, and their customers include the larger companies which purchase this product for export.
     ZNG intends to compete in the second tier. In order to be successful against competition, ZNG plans to leverage its management expertise in maintaining efficiencies through the use of western service companies. ZNG also intends to use the services of specialized marketing firms.

     A healthy level of competition currently exists among local oil service companies. Recent reductions in demand for their services are leading to a surplus of supply. Having the wide range of companies within such close proximity creates an opportunity for ZNG to have competitive bidding on its tenders. Additionally, ZNG's geographic location presents a significant competitive advantage that should provide for cost reductions in the development of its fields and the necessary support infrastructure. The specific factors providing for this competitive advantage include:
-    The  relatively  flat  topography  which  is  dry  and  bog  free;
-    Non  permafrost  lands  which  reduce  drilling  costs;
- Significantly short distances to major pipelines which reduce the time and cost of installing the collector infrastructure from the wells to the main pipelines; and
- Proximity to main railroads and highways which allows for greater and easier access to the producing site as well as for initial delivery of product.

INNOVATIVE  TECHNOLOGIES/INNOVATIONS

     ZNG believes in investing time and effort into up-front survey, geological work and technical analysis in order to increase the potential for drilling productive holes. ZNG also believes that using the newest technologies and equipment for extraction will result in realizing the highest possible recoverable amounts from reserves without needing to overhaul boreholes.

     In order to benefit from the latest technologies, ZNG has enlisted the services of the Russian Academy of Sciences, Institute of Oil and Gas Geology. This organization will perform the geographical survey and analysis using fifteen different methods and will then correlate the data between the methods in order to enhance interpretation. ZNG believes that this will allow it to focus its geological operations into smaller areas that present the highest yields.

     Some of the more advanced and innovative technologies to be employed include those that cover the following areas of operation:

-     Field  geophysical  data  processing/interpretation;
-     Airborne  geophysical  surveying;
-     Precise  gravity  prospecting;
-     Geochemistry  surveying;
-     High-speed  drilling;
-     Methods  of  enhanced  oil  recovery  (recovery  factor  improvement).

MARKETS  SIZE  AND  SHARE

     After a sharp reduction in oil and gas production in Russia during the mid 1990s, there has been a recent trend for steady growth. However, the Russian domestic market is far from being saturated, with demand for oil and oil products exceeding current supplies. ZNG believes that the key to gaining access to this market is to gain access to the delivery infrastructure. ZNG has the commitment of the local government to help ZNG to secure quotas on the Transneft system since ZNG will be the only producer in the province. Furthermore, ZNG's own collector pipeline systems have a rail and truck transfer station which allows it to collect oil from its four blocks and deliver the oil to a central depot from where it can be delivered by rail or truck to the domestic market, if necessary.

     ZNG's goal is to increase its share of the Kurgan regional market. ZNG will also consider launching its own oil refinery (i.e. its conversion into an "upstream integrated company") as a means of expanding its ability to secure even greater access to the domestic market. This will provide a further competitive advantage over future rivals, though there can be no assurance that this strategy will be successful.

DRILLING  ACTIVITIES  IN  THE  REGION

     There are no oil & gas wells that are currently being drilled in Kurgan oblast at present. A number of test wells were drilled from 1972-86 as part of the Soviet Union's federal government program to identify land composition and borne natural resources in each region for license issuance in the future. This program extended throughout Russia, but centered predominantly in West Siberia, including Kurgan oblast. These were typically narrow wells. Areas to be licensed for hydrocarbon exploration were determined upon detecting oil traces. Corresponding estimates were also computed. A series of wells were drilled in Kurgan oblast, ranging from approximately 500m to 1200m deep. Traces of heavy hydrocarbons and gas eruptions were detected at depths less then 1000m.

FINANCING  STRATEGY

          The Company has planned an approach for attracting investment to ZNG. Current shareholders have provided the capital required to acquire the exploration rights, acquire the licenses for exploration, establish offices, purchase equipment and pay salaries for workers in Kurgan. This initial capital has also been used to establish service contracts for the survey works that were already launched. Furthermore, the services of noted geologists from the Tyumen State Oil and Gas University and Novosibirsk State University have been enlisted in order to review the preexisting geological data provided by the Russian government.

          Moving forward, the Company plans to finance the project in three stages: (1) private equity; (2) the public issuances of shares; and lastly (3) through debt.

          During the first stage of exploration and development, the Company will seek private investors to provide the seed capital to complete evaluation and exploration activities. In the meantime, the Company hopes to have begun trading on the Over-the-Counter Bulletin Board (the "OTCBB"), of which there can be no assurance. The Company eventually plans to seek a public offering on a major North American exchange, of which there can be no assurance, at which time the Company will seek to raise capital to complete the development of wells. If the Company establishes a large amount of equity and proven reserves, the Company plans to turn to institutions to borrow funds in order to fund the installation of facilities and the collector pipeline infrastructure that will deliver the discovered oil to the main delivery pipelines. There can be no assurance that this strategy will be implemented or successful.

     ALLIANCE  AND  PARTNERING  STRATEGY

          If the Company's financial strategy is successful, of which there can be no assurance, the objective of ZNG will be to leverage key relationships with third parties such as financing partners and oil field service partners, while ZNG would remain a completely independent small-scale Russian exploration and production company. This plan would facilitate low upfront capital investments. It would also allow ZNG to focus on the highest value-added areas of the oil and gas business. More specifically, ZNG plans to outsource much of the physical exploration and development activities to professional organizations that can provide advanced technologies, expertise and manpower for a lower cost than if ZNG were to buy its own equipment and hire its own people. This plan, if successful, would offer higher efficiencies, a faster pace of development and more consistent results, all at a lower cost.

EXPLORATION  AND  PRODUCTION  STRATEGY

     As described above, the Company plans to outsource virtually all of its in-field oil and gas activities (including those related to ZNG as well as to any future subsidiaries) to expert third parties as part of its alliance and partnering strategy. The Company hopes to establish an element of risk sharing with these third parties to provide an incentive for the third parties to act in as efficient a manner as possible.

     The Company plans to maintain managerial, planning and oversight of critical geological analyses and, at the appropriate time, oversight of in-house production management personnel.

MARKETING  STRATEGY

     ZNG's marketing efforts will focus on both the domestic and export markets. Domestic marketing would be targeted at regional refineries in the Osmk area which has one of the largest refineries in the world and is located fairly close to Kurgan. This refinery, owned by Sibneft, has a total processing capacity of 385,000 bbl/d and is currently running at under capacity. As part of its export marketing efforts, ZNG plans to initially sell its export quotas along with associated production to larger third parties who have the market knowledge, customer base and aggregate volumes to make such export profitable. ZNG may begin to act directly in export oriented marketing over time. In either case, export volumes would likely be marketed to the Ufa area where three refineries and Black Sea ports are located. ZNG believes that crude sold to Ufa would be sold for refining and crude sold to the Black Sea ports would be intended for export as crude and not as oil product.

EMPLOYEES

     Siberian Energy Group Inc. (SEG), currently employs two employees in management. Zaural Neftegaz (ZNG) SEG's subsidiary employs 11 employees in management and eight employees in support and technical functions.

COMPETITION

     The Company's subsidiary ZNG is currently the only upstream oil sector player operating in Kurgan province of Russia. Upon proving hydrocarbon reservoirs in the province, it should be expected that competitive pressures will increase. However, the Company's multi-year history in the province as well as its large concessions provides the Company with a strong leadership position moving forward.

     On a national level, the Company joins a landscape that currently includes a very large number of junior players spread out across the country. All of these players have enjoyed success given that demand continues to exceed supply both domestically and internationally.

     With worldwide demand continuing to grow, including demand from Japan, China, India and the United States, it is expected that this industry is far from saturation and pure competition. Pure competition is also not expected to ever be reached given that license acquisition and access to infrastructure act as barriers to entry and provide a great deal of insulation for players.

     Moving forward, SEG will compete for new licenses by leveraging its established business, labor and government relationships, and a proven track record.

DEPENDENCE  ON  ONE  OR  A  FEW  MAJOR  CUSTOMERS

     The nature of the oil industry is not based on individual customers. Crude and refined products are sold to local and international brokers as well as to refineries.

PATENTS,  TRADEMARKS  AND  LICENSES

     The Company holds licenses to explore four individual properties in the Kurgan province of Russia. These licenses require the Company to conduct seismic surveys on the properties and to report any discoveries to the regional government. The licenses are currently classified as 5-year exploration licenses and are convertible to 25-year production licenses upon discovery of hydrocarbon reserves.

NEED  FOR  GOVERNMENT  APPROVAL

     The Company has already received approval of its exploration licenses. However, additional approval is required if the Company is to deliver its crude or refined products on the national pipeline system. These approvals can only be guaranteed once the Company has proved reserves. However, the regional Governor has committed to providing the support necessary to win pipeline quotas from the national pipeline operator. Alternatively, the Company has also developed plans to deliver crude and product by truck and via rail transport for the early years, should there be any delays in gaining pipeline approval.

COSTS  AND  EFFECTS  OF  COMPLIANCE  WITH  ENVIRONMENTAL  LAWS

     According to laws and regulations of the Russian Federation, organizations are permitted to carry out seismic and other development activities on licensed fields, provided the Company conforms to ecological standards. ZNG has successfully passed a review by the Ministry of Natural Resources. The Ministry imposes certain environmental obligations, such as clean-up procedures, which are an integral part of the agreement with the service company performing land-based geological survey (Bashneftegeofizika, Inc.).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements.

OVERVIEW

     ZNG aims to develop an oil and gas industry in the Kurgan region of Russia by discovering new hydrocarbon fields. By doing so, ZNG will lead this segment of the regional market, thus securing significant profits for its shareholders and investors. ZNG has compiled data in the Eastern part of the Kurgan region, by analyzing; prior geological, geophysical and lithographic exploration works in the region, data, maps, and reports from 12 test wells drilled between 1979-1986, profile sections, correlation schemes, and geographic maps of the region.

     After analyzing all this data ZNG expects to concentrate its activities on four high potential areas (Mokrousovsky, Orlova-Pashovsky, Privolny and West Suersky) covering a total area of 643,000 acres. After reviewing the relevant documentation, ZNG is moving forward with a two phased approach. Phase I involves the development of the licensed areas, while Phase II relates to production.

     Following detailed data collection, survey and seismic testing on all four blocks ZNG will proceed with exploration and development of one block at a time. This strategy has numerous benefit including: 1) It will increase the speed of development by forcing ZNG's efforts and resources; 2) Accelerated development reduces ZNG's need for capital since it will generate revenues earlier; 3) The revenues produced will to some degree offset future costs and provide case that will help to finance the development of subsequent blocks.

PLAN  OF  OPERATION  FOR  THE  NEXT  TWELVE  MONTHS

     The Company can satisfy its cash requirements during the next twelve months through funding provided by existing stockholders, without committing to the scheduled program of oil fields development in Russia. However, additional external funding is required in order to align with the Company's exploration and development program. It is anticipated that private equity from the current investor group will finance initial surveys up to $1 million, a issue of shares is expected to finance secondary survey and initial exploration to the point of establishing proven reserves. This cost is estimated at approximately $5 million. Future exploration and development is expected to be financed through debt which SEG is confident will be forthcoming once reserves are proven.

     The following actions are planned for the next twelve months: Office analysis of field materials projected onto gravimetric diagrams (1:50,000 scale) and seismic works; their complex interpretation with the subsequent recommendation for placing exploratory wells. Drilling is projected to begin the first quarter of 2005 and results on the initial wells are expected as early as the third quarter of 2005.

     The Company currently has no plans to purchase any plant facilities or significant equipment within the next 12 months.

     In the past, the Company has obtained cash financing from organizing stockholders in the form of loans and advances. However, there can be no certainty as to the availability of continued financing in the future. Failure to obtain sufficient financing may require the Company to reduce its operating activities. A failure to continue as a going concern would then require stated amounts of assets and liabilities be reflected on a liquidation basis which could differ from the going concern basis.

ESTIMATE OF THE AMOUNT SPENT DURING EACH OF THE LAST TWO FISCAL YEARS ON RESEARCH AND DEVELOPMENT ACTIVITIES

     A business plan was developed over the course of 3 months in 2003 during which time market research was conducted. These costs were directly borne by the Company and are not being transferred to customers. Research and development activities in the oil & gas field are the primary activities of the Company at the current time. The Company is conducting the gravimetric and seismic works on the licensed areas. Costs incurred to date are $440,000 (of which $17,525 were paid as an advance).

     The Company translates the assets and liabilities of ZNG and certain limited Canadian operations at the year end exchange rate; income statement amounts are converted at the average rated of exchange for the year.
Translation  gains  and  losses  have  not  been  significant  to  date.

RESULTS  OF  OPERATIONS  FOR  THE  THREE  MONTHS  ENDED  JUNE  30,  2004

     The Company had no revenues for either the three month period ended June 30, 2003, or the three month period ended June 30, 2004.

     The Company's expenses increased from $53,284 for the three months ended June 30, 2003 to $270,848 for the three months ended June 30, 2004. This was due to an increase in salaries from $37,500 to $148,857, an increase in professional and consulting fees from $13,322 to $75,051, an increase in rent and occupancy from $823 to $14,532, an increase in depreciation an amortization from $0 to $9,447, and an increase in other expenses from $1,639 to $22,961 for the three months ended June 30, 2003 to the three months ended June 30, 2004.

     Net loss for the three months ended June 30, 2004 increased $217,564 to $270,848 as compared to $53,284 for the three months ended June 30, 2003, primarily due to the increase in expenses due to salaries.

RESULTS  OF  OPERATIONS  FOR  THE  SIX  MONTHS  ENDED  JUNE  30,  2004

     The Company had no revenues for either the six month period ended June 30, 2003, or the six month period ended June 30, 2004.

     The Company's expenses increased from $86,556 for the six months ended June 30, 2003 to $449,318 for the six months ended June 30, 2004. This was due to an increase in salaries from $62,000 to $274,559, an increase in professional and consulting fees from $22,094 to $85,051, an increase in rent and occupancy from $823 to $24,353, an increase in depreciation an amortization from $0 to $18,735, and an increase in other expenses from $1,639 to $46,620 for the six months ended June 30, 2003 to June 30, 2004.

     The Company sustained a $449,318 loss for the six month period ended June 30, 2004, an increase in loss of $362,762 from the $86,556 net loss the Company reported for the six month period ended June 30, 2003, primarily due to an increase in the Company's salaries expense.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

     The Company had no revenues for either the year ended December 31, 2002 or the year ended December 31, 2003 in which it incurred a $422,516 net loss.

     From the year ended December 31, 2003 to the year ended December 31, 2002 assets increased from $0 to $169,785 due to an increase in prepaid expenses from $0 to $23,280 due to initial payments made to Russian companies for cost estimates of the venture and fees paid to Russian Authorities for use of entrails and an increase in licenses from $0 to $144,659 due to costs incurred to register and formalize exploration licenses with the Russian Ministry of Natural Resources.

     The  Company's  liabilities  increased  from  $14,687  for  the  year ended
December 31, 2002 to $606,988 for the year ended December 31, 2003. This was primarily due to an increase of $268,840 in accounts payable to stockholders and an increase of $285,080 in accrued and unpaid salaries for all employees.

     The Company's expenses increased from $0 for the year ended December 31, 2002 to $422,516 for the year ended December 31, 2003. This was primarily due to an increase in salaries from $0 to $286,004 and an increase in professional and consulting fees from $0 to $64,363 due to professional fees in connection with the purchase of ZNG. Additionally contributing to expenses for the year ending December 31, 2003 was an increase in depreciation and amortization from $0 to $32,740 and an increase in rent costs from $0 to $2,488 due to the acquisition of office space for the Company's Russian Office. This caused an increase in the Company's net loss, from $0 for the year ended December 31, 2002 to $422,516 for the year ended December 31, 2003.

LIQUIDITY  AND  CAPITAL  RESOURCES

     As of June 30, 2004, the Company's cash totaled $37,048, and current assets were $39,382. Total assets for the Company as of June 30, 2004 were $1,350,558. The total assets consisted primarily of $750,000 of net geological data, $433,444 of oil and gas properties, and net licenses of $126,582. The $750,000 of geological data includes: data, maps and reports from the 12 test wells drilled between 1979-1986, including a lithologic description of rock, summaries of geophysical research of well shafts and a laboratory analysis of rock age; profile sections; correlation schemes; and an independent geological evaluation of oil reserves on the licensed areas performed in 2004.

     As of June 30, 2004, the Company had current liabilities of $1,452,653. This was due to $414,033 of accounts payable to related parties, including $154,883 advanced by the Company's directors, $463,097 of accounts payable to other parties, and $575,523 of accrued payroll.

     As of June 30, 2004, the Company had negative working capital of $1,413,271.

     For the six months ended June 30, 2004, the Company had $436,028 in net cash flows from operating activities. This was composed of $845,665 of accounts payable and accrued expenses, $20,946 of prepaid expenses, and $18,735 of depreciation and amortization, offset by a net loss of $449,318. The Company spent $433,444 in net cash flows for investing activities for the six months ended June 30, 2004, which was spent on oil and gas properties. During this period, the Company also received $34,426 in additional paid-in capital.

     As of December 31, 2003, the Company effectively had U.S. and Russian tax net operating loss carryforwards totaling approximately $666,000 and $200,000 respectively. These carryforwards may be used to offset future taxable income, and generally expire in varying amounts through 2023. No tax benefit has been reported in the financial statements however because the Company feels there is at least a 50% chance that the carryforwards will expire unused.

     The Company is taking steps in an attempt to raise equity capital or to borrow additional funds. There can be no assurance that any new capital will be available to the Company or that adequate funds for the Company's operations, whether from the Company's financial markets, or other arrangements will be available when needed or on terms satisfactory to the Company. The Company has no further commitments from officers, directors or affiliates to provide funding. The failure of the Company to obtain adequate additional financing may require the Company to delay, curtail or scale back some or all of its operations. Any additional financing may involve dilution to the Company's then-existing shareholders.

                             DESCRIPTION OF PROPERTY

     The Company's United States office is located at 275 Madison Avenue, 6th Floor, New York, New York 10016, USA. The lease is at a monthly rate of $500 and is on a year to year basis and is renewable on March 30, 2005. The Principal Executive Office of the Company's subsidiary Zaural Neftegaz is 1500 square feet and is rented at a monthly rate of 140,000 rubles (U.S. $4,800) at 27/X Lenina St., Kurgan City, 640000 Russia and expires December 31, 2004 and the Company has an option to renew such lease on a five year period under the same terms.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

     Oleg V. Zhuravlev, Chief Executive Officer of ZNG entered into an employment agreement on January 1, 2004, which will be in effect until December 31, 2008. Additionally Mr. Zhuravlev entered into a stock option agreement on January 1, 2003. (see Employment Agreements above). 155,000 options have accrued to him as of September 1, 2004, at an exercise price of $0.10 per share.

     Vladimir V. Eret, Chief Operating Officer of ZNG, signed an employment agreement with the Company on January 1, 2003, which will be in effect until December 31, 2008. Mr. Eret also entered into a stock option agreement with the Company on January 1, 2004. (see Employment Agreements above). Under the stock option agreement, Mr. Eret was granted 126,000 options as of September 1, 2004.

     Sergey Potapov, Vice President of ZNG entered into an employment agreement with the Company on January 1, 2003 which will be valid until December 31, 2008. He also entered into a stock option plan at the same time as his employment agreement. (see Employment Agreements above). Under his stock option agreement, Mr. Potapov accrued 126,000 options as of September 1, 2004, exercisable at $0.10 per share.

     David Zaikin, Chief Executive Officer entered into an employment agreement and a stock option agreement with the Company on January 1, 2003, which will be in effect until December 31, 2008. (see Employment Agreements above). In 2003, 200,000 options accrued to Mr. Zaikin under his stock option agreement, exercisable at $0.07 per share. As of September 1, 2004, 155,000 options have accrued at an exercise price of $0.10.

     Elena Pochapski the Company's Chief Financial Officer entered into an employment agreement and a stock option agreement with the Company on August 1, 2003, which will be valid until December 31, 2008. (see Employment Agreements above). Under her stock option agreement, Mrs. Pochapski accrued 200,000 options in 2003, exercisable at $0.07 per share, and 155,000 options as of September 1, 2004, exercisable at $0.10 per share.

     Shakeel Adam, who served as the Company's Chief Executive Officer until July 31, 2004, accrued a total of 325,000 options from September 1, 2003 to July 31, 2004. Mr. Adam's employment was terminated effective August 1, 2004, and all options accrued will terminate on October 31, 2004.

     On October 17, 2003, we issued a total of 2,000,000 shares of Common Stock at $.0008 (US) per share for a total of $1,600 as payment for a 51% interest in Zaural Neftegaz Ltd., a Russian Corporation.

     Effective June 30, we purchased the remaining 49% interest of Zaural Neftegaz Ltd. for 6.9 million common shares of Siberian Energy Group Inc., at $.025 (US) per share for a total of $172,500.

     As  of  June  30,  2004,  no  stock  options  have  been  exercised.


                                    EXECUTIVE COMPENSATION

                                                                                LONG-TERM COMPENSATION
                                                                            ----------------------------
                  ANNUAL COMPENSATION                                          AWARDS        PAYOUTS
                  -------------------                                      ------------- ---------------
NAME AND                                                                     RESTRICTED  OPTIONS/
PRINCIPAL               FISCAL         OTHER ANNUAL                            STOCK      SARS     LTIP
POSITION                 YEAR            SALARY(1)    BONUS ($)  COMPENSATION  AWARDS    (#)(2)   PAYOUT
----------------     -------------    -------------  ----------- ------------  ------   --------  -------
David Zaikin           2004(3)            $50,000                                        155,000
CEO                    2003               $50,000                                        200,000

Shakeel Adam           2004(4)            $37,500                                        110,000
CEO                    2003               $25,000                                        200,000
(Sept. 1, 2003-
July 31, 2004)



Salaries above do not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

(1)  All  salaries  are  accrued  and  unpaid  as  of  September  9,  2004.
(2) Total Options vested as of September 1, 2004. Options vested in 2003 are exercisable for $.07 and options vested in 2004 are exercisable for $0.10. All options are valid until 5 P.M. December 31, on the fourth anniversary of each year that the options vest.
(3) Total salary accrued and options accrued for the period from January 1, 2004 to August 31, 2004. For the entire year ending December 31, 2004, Mr. Zaikin's total salary is expected to be $75,000 and the total options accrued expected to be 200,000.
(4) Shakeel Adam is no longer employed by the Company as of July 31, 2004. Mr. Adam's salary and options accrued for 2004 is listed as the total for the period January 1, 2004 to July 31, 2004.

                              FINANCIAL STATEMENTS

     The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Siberian Energy Group Inc. are filed as part of this Prospectus.

                           SIBERIAN ENERGY GROUP INC.
                          (A DEVELOPMENT STAGE COMPANY)



                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  June 30, 2004


403 Main St., Suite 430
Buffalo, NY  14203     .
716-856-3300/fax: 856-2524                         LUMSDEN  &   MCCOMIICK,   LLP
www.lumsdencpa.com                                  Certified Public Accountants


The Board of Directors and Stockholders
Siberian Energy Group Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Siberian Energy Group Inc. (a development stage company) as of June 30, 2004, and the related condensed consolidated statements of operations, stockholders' equity, and cash flows for the three and six months ended June 30, 2004 and 2003, and the cumulative period of development stage activity (January 1, 2003 through June 30, 2004). These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the auditing standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board, the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of income and retained earnings and cash flows for the year then ended (not presented herein); and in our report dated May 28, 2004, we ex-pressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Lumsden & McCormick


Lumsden & McCormick, LLP
Buffalo, New York
August 20, 2004

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                        (UNAUDITED)
                                                                          JUNE 30,           December 31,
                                                                            2004                 2003
                                                                         -----------           ---------

Assets
CURRENT ASSETS:
  Cash                                                                    $    37,048          $     38
  Prepaid expenses and other                                                    2,334            23,280
                                                                          -----------           ---------
                                                                               39,382            23,318
                                                                          -----------           ---------
Geological data, net                                                          750,000                 -
Oil and gas properties                                                        433,444                 -
Licenses, net                                                                 126,582           144,659
Property and equipment, net                                                     1,150             1,808
                                                                          $ 1,350,558          $169,785
                                                                          -----------           ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable:
    Related party - stockholders                                          $   414,033          $278,840
    Others                                                                    463,097            43,068
  Accrued payroll                                                             575,523           285,080
                                                                          -----------           ---------
                                                                            1,452,653           606,988
                                                                          -----------           ---------
STOCKHOLDERS' EQUITY:
  Common stock - authorized 100,000,000 shares, $.001 par value,
    18,705,771 and 11,805,771 issued and outstanding                           18,706            11,806
  Additional paid-in capital                                                1,200,818           423,292
  Accumulated deficit
    Pre-development stage                                                    (449,785)         (449,785)
    Development stage                                                        (871,834)         (422,516)
                                                                          -----------           ---------
                                                                             (102,095)         (437,203)
                                                                          -----------           ---------

See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                                         For the
                                                                                       cumulative
                                                                                        period of
                                                                                       Development
                                    For the three             For the six           Stage Activity-
                                    months ended              months ended           January 1,2003
                               June 30,     June 30,       June 30,    June 30,         through
                                2004          2003          2004         2003         June 30,2004
                             -----------  ------------  ------------  ----------   -----------------
Revenues                     $        -    $        -    $        -   $        -    $             -

Expenses:
  Salaries                      148,857        37,500       274,559       62,000            560,563
  Professional and consulting
   Fees                         75,051         13,322        85,051       22,094            149,414
  Rent and occupancy            14,532            823        24,353          823             26,841
  Depreciation and amortization  9,447              -        18,735            -             55,475
  Other                         22,961          1,639        46,620        1,639             79,541
                             -----------  ------------  ------------  ----------   -----------------
    Total expenses             270,848         53,284       449,318       86,556            871,834
                             -----------  ------------  ------------  ----------   -----------------

    Loss before income taxes   270,848         53,284       449,318       86,556            871,834

Provision for income taxes
  (benefit)                          -              -             -                               -

    Net loss
     (development stage)     $ 270,848     $   53,284    $  449,318   $   86,556    $       871,834
                             -----------  ------------  ------------  ----------   -----------------

Basic and diluted loss
  per common share          $    (0.02)    $    (0.01)   $    (0.04)  $    (0.01)   $        (0.08)
                             -----------  ------------  ------------  ----------   -----------------

Weighted average number of
  basic and diluted
  common shares outstanding 11,881,595     10,948,628    11,843,683   10,380,357         11,346,722
                             -----------  ------------  ------------  ----------   -----------------

See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)


For the cumulated period of Development Stage Activity - January 1, 2003 through June 30, 2004
----------------------------------------------------------------------------------------------

                                                  Common Stock
                                --------------------------------------------
                                                                 Additional
                                  Number of                        Paid-in       Accumulated
                                   shares         Par Value        Capital         Deficit      Total
                                -----------    --------------   ------------     -----------   ----------

Balance, January 1, 2003
 (pre-development stage)         9,805,771     $       9,806     $   425,292     $  (449,785)  $ (14,687)

Loss for the year - 2003                 -                 -               -        (422,516)   (422,516)

Shares issued in acquisition     2,000,000             2,000          (2,000)              -            -
                                -----------    --------------   ------------     -----------   ----------

  Balance, December 31,2003     11,805,771     $      11,806     $   423,292     $  (872,301)  $(437,203)
                                -----------    --------------   ------------     -----------   ----------

Loss for six months - 2004               -                 -               -        (449,318)   (449,318)

Shares issued in acquisition     6,900,000             6,900         743,100               -     750,000

Other                                    -                 -          34,626                      34,626
                                -----------    --------------   ------------     -----------   ----------

  Balance, June 30,2004         18,705,771     $      18,706     $ 1,201,018     $(1,321,619)  $(101,895)
                                -----------    --------------   ------------     -----------   ----------

See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


                                           For the
                                          cumulative
                                          period of
                                         Development
                               FOR THE SIX     Stage Activity-
     MONTHS ENDED         January 1, 2003
     JUNE 30,        June 30,     through
                                             2004         2003       June 30, 2004
                                         ------------ -----------  ----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss (development stage)           $  (449,318)  $ (86,556)  $    (871,834)
  Depreciation and amortization               18,735           -          55,475
  Changes in other operating
    assets and liabilities:
      Prepaid expenses and other              20,946           -           2,970
      Accounts payable and accrued expenses  845,665       86,565      1,430,273
                                         ------------ -----------  ----------------
        NET CASH FLOWS FROM OPERATING
        ACTIVITIES                           436,028            9        616,884
                                         ------------ -----------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for licenses                        -            -       (180,824)
  Expenditures for oil and gas properties   (433,444)           -       (433,444)
  Cash received in acquisition                     -            6              6
                                         ------------ -----------  ----------------
        NET CASH FLOWS FROM (FOR)
        INVESTING ACTIVITIES               (433,444)            6       (614,262)
                                         ------------ -----------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Additional paid-in capital                 34,426             -         34,426
                                         ------------ -----------  ----------------

    Net increase in cash                     37,010            15         37,048

  Cash - beginning                               38             -              -

    Cash - ending                        $   37,048    $       15  $      37,048
                                         ------------ -----------  ----------------

See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------

1.     BASIS OF PRESENTATION:

The accompanying unaudited consolidated financial statements of Siberian Energy Group Inc. (the Company) include the accounts of the Company and its 100% owned subsidiaries. These financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission (SEC) interim reporting, and do not include all of the information and note disclosures required by generally accepted accounting principles. These consolidated financial statements and notes herein are unaudited, but in the opinion of management, include all the adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for the periods presented. Accounting policies used in fiscal 2004 are consistent with those used in 2003. These financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. Interim operating results are not necessarily indicative of operating results for any future interim period or the full year.

2.     THE COMPANY AND DESCRIPTION OF BUSINESS:

The Company exists primarily to exploit and develop certain oil and gas and other petroleum products licenses issued by Russia's Kurgan Provincial Government for the Eastern part of Kurgan Province.

The Company operates through its wholly owned subsidiary Zaural Neftegaz (ZNG). ZNG has its principle place of business in Kurgan City, Kurgan province, Russia, and it is the sole and exclusive owner of the exploration licenses. In spring 2004, ZNG has begun geological and geophysical exploration works on the licensed areas.

The Company was incorporated in the State of Nevada on August 13, 1997, and previously provided comprehensive outpatient rehabilitation services to patients suffering from work, sports and accident related injuries. All activities related to the Company's previous business ventures were essentially discontinued prior to January 1, 2000. Predecessor names of the Company since its inception include Trans Energy Group Inc., 17388 Corporation Inc., Talking Cards Inc., Oyster King Incorporated and Advanced Rehab Technology Corporation.


3.     ACQUISITIONS:

Acquisition of ZNG took part in two steps. In May 2003, the Company issued 2,000,000 shares of its common stock for a 51% interest in ZNG. In June 2004, the Company purchased the remaining 49% of ZNG in exchange for 6,900,000 shares. The activities of ZNG have been included in the financial statements since the date of initial acquisition, and will be the foundation from which the Company intends to develop its business.


No accounting value was assigned to the net assets acquired and liabilities assumed as of the date of the initial purchase of 51% of ZNG:

      Cash and other current assets            $  5,310
      Property and equipment                      2,383
                                                  -----
                                                 7,693
     Current liabilities                        (7,693)
                                                -------
        Net assets acquired                    $     -
                                                -------

The second step of acquisition happened a year later (June 30, 2004) and reflected the increased value of ZNG. The following table summaries the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in process of obtaining third- party valuations of certain intangible assets; thus the allocation of the purchase price is subject to refinement.

Cash and other current assets                 $     5,577
Intangible assets (geological data)               750,000
Oil and gas properties                            433,444
Exploration licenses                              126,582
Property and equipment                              1,150
                                                ---------
                                                1,316,753
Current liabilities                              (972,632)
                                                ---------
Net assets of subsidiary                      $   344,121
                                                ---------

Acquired intangible assets of $750,000 were assigned to a vast collection of valuable Geological Data that has led to, and thus supports the conclusion that hydrocarbon deposits exist in the Eastern part of the Kurgan region. This data has been compiled by analyzing and interpreting prior geological and lithographic exploration works in the region and is represented by:


- Data, maps and reports from the 12 test wells drilled between 1979-1986, including a lithologic description of rock, summaries of geophysical research of well shafts and a laboratory analysis of rock age

-    Profile  sections

-    Correlation  schemes

- Geological maps of South-West ZNGralye (region east of Urals) and West Siberia, pre-Jurassic period .

- Set of maps based on distance methods of research and interpretations of cosmic and aerial photographs.

- Independent geological evaluation of oil reserves on the licensed areas performed in 2004.

All Geological data is transformed into digital format, which enhances its market potential. Estimated useful life of the Geological Data covers the period of anticipated oil producing activities on the licensed area of approximately 24 years starting 2005. Therefore it will be amortized over 25 years starting January 2005. Geological data will be tested for impairment based on the results of seismic and other exploration works, which are currently under way.

On June 28, the Company also opened a Canadian subsidiary through acquisition of 100% of the outstanding common shares of the newly incorporated Siberian Energy Group (Canada). Purchase price equaled $7, which also represents the book value of the capital subsidiary. Siberian Energy Group (Canada) was purchased for the purpose of opening an office in Toronto, Ontario.

4.  GOING CONCERN:

These financial statements have been prepared assuming the Company will continue as a gong concern, however, since inception of its current endeavor in 2003, it has not earned any revenues and is considered to be in the development stage, which raises substantial doubt about its ability to continue as a going concern.

Management is of the opinion that sufficient financing will be obtained from external sources to provide the Company with the ability to continue the process of development to achieve commercial production and sales of Products, which is planned to occur in the early part of 2005

For the period ended June 30, 2004, the Company has obtained cash financing from organizing stockholders in the form of loans and advances. However, there can be no certainty as to availability of continued financing in the future. Failure to obtain sufficient financing may require the Company to reduce its operating activities. A failure to continue as a going concern would then require stated amounts of assets and liabilities be reflected on a liquidation basis which could differ from the going concern basis.

5.     LOSS PER COMMON SHARE:

Basic and diluted loss per common share is computed using the weighted average number of common shares outstanding during the period. Shares issuable for common stock options may have had a dilutive effect on earnings per share had the Company generated income during 2004 and 2003.

                           SIBERIAN ENERGY GROUP INC.
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

403  Main  St.,  Suite  430
Buffalo,  NY  14203
716-856-3300  /  fax: 856-2524
www.lumsdencpa.com

                                                    Lumsden  &  McCormick,  LLP
                                                    Certified Public Accountants


INDEPENDENT  AUDITORS'  REPORT

The  Board  of  Directors  and  Stockholders
Siberian  Energy  Group  Inc.

We have audited the accompanying consolidated balance sheets of Siberian Energy Group Inc. (a development stage company) as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those stan dards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of ma-terial misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Siberian Energy Group Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Siberian Energy Group Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, Siberian Energy Group Inc. has not earned revenue since inception of its current endeavor, and is considered to be in the development stage which raises substantial doubt about its ability to continue as a going concern. Management's plans relative to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



May  28,  2004

SIBERIAN  ENERGY  GROUP  INC.  (A  Development  Stage  Company)
---------------------------------------------------------------

CONSOLIDATED  BALANCE  SHEETS



                                                                        December 31,
                                                                      2003        2002
                                                                 -------------  ---------
Assets
Current assets:
  Cash                                                            $        38   $      -
  Prepaid expenses and other                                           23,280          -
                                                                 -------------  ---------
                                                                       23,318          -
                                                                 -------------  ---------

Licenses, net                                                         144,659          -

Property and equipment, net                                             1,808          -
                                                                 -------------  ---------

                                                                $     169,785   $      -
                                                                 -------------  ---------

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable:
    Related party - stockholders                                $     278,840   $ 10,000
    Others                                                             43,068      4,687
Accrued payroll                                                       285,080          -
                                                                 -------------  ---------
                                                                      606,988     14,687
                                                                 -------------  ---------
Stockholders' equity:
Common stock - authorized 100,000,000 shares, $.001 par value,
  11,805,771 and 9,805,771 issued and outstanding                      11,806      9,806
Additional paid-in capital                                            423,292    425,292
Accumulated deficit                                                  (872,301)  (449,785)
                                                                 -------------  ---------
                                                                     (437,203)   (14,687)
                                                                 -------------  ---------
                                                                $     169,785   $      -
                                                                 -------------  ---------


See  accompanying  notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS


                                          For the years ended December 31,
                                          -------------------------------
                                                 2003            2002
                                          ----------------  -------------
Revenues                                        $     -                -

Expenses:
   Salaries                                     286,004                -
   Professional and consulting fees              64,363                -
   Rent and occupancy                             2,488                -
   Depreciation and amortization                 36,740                -
   Other                                         32,921                -
                                          ----------------  -------------
      Total expenses                            422,516                -
                                          ----------------  -------------

Loss before income taxes                        422,516                -

Provision for income taxes (benefit)                 -                 -
                                          ----------------  -------------
Net loss (development stage)                   $422,516                -
                                          ----------------  -------------



Basic and diluted loss per common share        $  (0.04)           $   -
                                          ----------------  -------------

Weighted average number of basic
  and diluted common shares outstanding      11,098,922         9,805,771
                                          ----------------  -------------

See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the years ended December 31, 2003 and 2002
----------------------------------------------

                                                           Common Stock
                                                       --------------------
                                                                        Additional
                                                   Number of             Paid-in  Accumulated
                                                     shares   Par Value  Capital    Deficit       Total
                                                   ---------- --------- ---------  -----------  -----------
Balance, December 31, 2001                         9,505,771   $9,506   $399,256   $(449,785)   $  (41,023)
                                                   ---------- --------- ---------  -----------  -----------

Shares issued for settlement of accounts payable     300,000      300     26,036           -        26,336

Net income for the year - 2002                            -         -         -            -          -
                                                   ---------- --------- ---------  -----------  -----------
Balance, December 31, 2002                         9,805,771   $9,806   $425,292   $(449,785)   $  (14,687)
                                                   ---------- --------- ---------  -----------  -----------
Loss for the year - 2003                                  -        -          -     (422,516)     (422,516)

Shares issued in acquisition                       2,000,000     2,000     (2,000)         -            -
                                                   ---------- --------- ---------  -----------  -----------
 Balance, December 31, 2003                       11,805,771   $11,806   $423,292   $(872,301)   $(437,203)
                                                   ---------- --------- ---------  -----------  -----------

See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------



CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,                                        2003       2002
--------------------------------------------------------             ----------  --------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss (development stage)                                       $(422,516)  $    -
  Depreciation and amortization                                         36,740        -
  Changes in other current assets and current liabilities:
    Prepaid expenses and other                                         (17,976)       -
    Accounts payable and accrued expenses                              584,608        -
                                                                      ----------  --------
       NET CASH FLOWS FROM OPERATING ACTIVITIES                        180,856        -
                                                                      ----------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for license                                            (180,824)       -
  Cash received in acquisition                                               6        -
                                                                      ----------  --------
       NET CASH FLOWS FOR INVESTING ACTIVITIES                        (180,818)       -
                                                                      ----------  --------

    Net increase in cash                                                    38        -

Cash - beginning                                                             -        -
                                                                      ----------  --------

    Cash - ending                                                    $      38   $    -
                                                                      ----------  --------


See accompanying notes.

SIBERIAN  ENERGY  GROUP  INC.  (A  Development  Stage  Company)
---------------------------------------------------------------

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS


1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:

NATURE  OF  BUSINESS:

Siberian Energy Group Inc. (the Company) exists primarily to exploit and develop certain oil and gas and other petroleum products licenses issued by Russia's Kurgan Provincial Government for the Eastern part of Kurgan Province. In May 2003, the Company issued 2,000,000 shares of its common stock for a 51% interest in Zaural Neftegaz (ZAU), a Russian startup corporation having its principal place of business in Kurgan City, Kurgan Province, Russia. ZAU is the sole and exclusive owner of the licenses the Company expects to exploit in the future, after necessary equity and debt financing is identified and obtained.

The activities of ZAU have been included in the financial statements since the date of acquisition, and will be the foundation from which the Company intends to develop its business. No accounting value was assigned to the net assets acquired in light of the start up nature of ZAU. Following is a summary of the fair values of the assets acquired and liabilities assumed as of the
date   of  acquisition:

Cash  and  other  current  assets      $    5,310
Property  and  equipment                    2,383
                                       ----------
                                            7,693
Current  liabilities                       (7,693)
                                       -----------
    Net  assets  acquired              $       -
                                       -----------

The Company was incorporated in the State of Nevada on August 13, 1997, and previously provided comprehensive outpatient rehabilitation services to patients suffering from work, sports and accident related injuries. All activities related to the Company's previous business ventures were essentially discontinued prior to January 1, 2000. Predecessor names of the Company since its inception include Trans Energy Group Inc., 17388 Corporation Inc., Talking Cards, Inc., Oyster King Incorporated and Advanced Rehab Technology Corporation.

These financial statements have been prepared assuming the Company will continue as a going concern, however, since inception of its current endeavor in 2003, it has not earned any revenues and is considered to be in the development stage which raises substantial doubt about its ability to continue as a going concern. During 2002 and 2003, the Company developed a vast collection of valuable geological data that has led to, and thus supports to the conclusion that hydrocarbon deposits exist in the Eastern part of the Kurgan region. This data has been compiled by analyzing prior geological, geophysical and lithographic exploration works in the region and is represented by:

  - Data, maps and reports from the 12 test wells drilled between 1979-1986, including a lithologic description of rock, summaries of geophysical research of well shafts and a laboratory analysis of rock age
  -   Profile  sections
  -   Correlation  schemes
  - Geological maps of South-West Zauralye (region east of Urals) and West Siberia, pre-Jurassic period
  - Set of maps based on distance methods of research and interpretations of cosmic and aerial photographs.

The market value of this data, as estimated by the Company is significant, and the Company is in the process of obtaining an independent expert valuation. Management is of the opinion that sufficient financing will be obtained from external sources to provide the Company with the ability to continue in the process of development to achieve commercial production and sales of products, which is planned to occur in the early part of 2005.

For the year ended December 31, 2003, the Company has obtained cash financing from organizing stockholders in the form of loans and advances. However, there can be no certainty as to the availability of continued financing in the future. Failure to obtain sufficient financing may require the Company to reduce its operating activities. A failure to continue as a going concern would then require stated amounts of assets and liabilities be reflected on a liquidation basis which could differ from the going concern basis.

USE  OF  ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES  OF  CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned Russian subsidiary, ZAU. All intercompany transactions and balances have been eliminated.

FOREIGN  CURRENCY  TRANSLATION:

The Company translates the assets and liabilities of ZAU and certain limited Canadian operations at the year end exchange rate; income statement amounts are converted at the average rate of exchange for the year. Translation gains and losses have not been significant to date.

CASH:

Cash in financial institutions may exceed insured limits at various times throughout the year, and subject the Company to concentrations of credit risk.

LICENSES:

Costs incurred during 2003 to register and formalize exploration licenses with the Russian Ministry of Natural Resources are amortized over the five year terms of the licenses. Amortization expense for 2003 was $36,164; amortization expense for each of the next four years will be the same amount.

OIL  AND  GAS  PROPERTIES:

The Company expects to follow the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs will be capitalized. Activity through December 31, 2003 has not been significant, however the Company expects to incur costs of over $15,000,000 prior to its expected generation of revenue in the early part of 2005.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, will be amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects will not be amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

Sales of proved and unproved properties will be accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties will be accounted
for   as   adjustments   of  capitalized  costs  with  no  loss  recognized.

PROPERTY  AND  EQUIPMENT:

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method.

LONG-LIVED  ASSETS:

Long lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of its carrying amount or fair value less cost to sell.

INCOME  TAXES:

The provision for income taxes is based on pretax financial accounting income. There are no significant differences between financial and tax accounting that would otherwise give rise to deferred income taxes on the accompanying financial statements. The Company, however, recognizes future tax benefits of net operating loss carryforwards to the extent that realization of such benefits is more likely than not.

2.  INCOME  TAXES:

At December 31, 2003, the Company effectively has U.S. and Russian tax net operating loss carryforwards totaling approximately $666,000 and $200,000, respectively. These carryforwards may be used to offset future taxable income, and generally expire in varying amounts through 2023. No tax benefit has been reported in the financial statements, however, because the Company believes there is at least a 50% chance that the carryforwards will expire unused. Accordingly, the $175,000 estimated cumulative tax benefit of the loss carryforwards have been offset by a valuation allowance of the same amount.

3.  LEASES:

Office rent expense for the year ended December 31, 2003 was $2,488. There currently are no long-term lease arrangements that the Company is committed to, however, it may negotiate with selected landlord prospects for space commitments.

4.  RELATED  PARTY  TRANSACTIONS:

During 2003, a variety of expenses were paid for by MorganMng stockholders. As a result, amounts totaling $278,840 are payable to stockholders from the Company as of December 31, 2003.

5.  EMPLOYMENT  CONTRACTS:

The Company has entered into employment contracts with certain senior management employees through 2008 that provide for minimum annual salary, adjusted for capital levels raised by the Company. If terminated without cause, an employee is paid, as severance, the greater of twelve months salary or one-half the remaining amount owed under the contract. At December 31, 2003, the minimum total additional commitment due is approximately $1,000,000.

At December 31, 2003, accrued and unpaid salaries for all employees totaled $285,080. These amounts will be paid when appropriate financing is received by the Company.

6.  STOCK  OPTION  PLAN:

In 2003, the Company adopted a stock option plan for the benefit of certain key employees. Pursuant to plan terms and related employment agreements, 5,400,000 shares of common stock have been reserved for grant as follows:

              Year     Shares Reserved     Exercise Price
              ----     ---------------     --------------
              2003         600,000          $0.07
              2004       1,200,000          $0.10
              2005       1,200,000          $0.30
              2006       1,200,000          $0.30
              2007       1,200,000          1 10% of the average
                                            closing  stock  price
                                            for the three months
                                            prior  to  grant  date

The options generally expire four years from the date of grant; no options were exercised in 2003.

No compensation expense has been recognized in 2003 because management has determined the current fair value of its common stock is minimal in light of the start up nature of the organization


7.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS:

The carrying values of cash, accounts payable and accrued expenses approximates fair value due to their short-term maturity.

8.  LOSS  PER  COMMON  SHARE:

Basic and diluted loss per common share is computed using the weighted average number of common shares outstanding during the period. Shares issuable for common stock options may have had a dilutive effect on earnings per share had the Company generated income during 2003.

9.  CASH  FLOWS  INFORMATION:

Noncash financing activities excluded from the 2002 statement of cash flows include the settlement of accounts payable totaling $26,336 in exchange for the issuance of 300,000 shares of the Company's common stock.

Events  (Unaudited)  Subsequent  to the Date of the Independent Auditors' Report
--------------------------------------------------------------------------------


In June 2004, the Company purchased the remaining 49% of ZAU in exchange for 6,900,000 shares. This second step of acquisition reflected the increased value of ZAU. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in process of obtaining third-party valuations of certain intangible assets; thus the allocation of the purchase price is subject to refinement.

Cash and other current assets        $       5,577
Intangible assets (geological data)        750,000
Oil and gas properties                     433,444
Exploration licenses                       126,582
Property and equipment                       1,150
                                     -------------
                                         1,316,753
Current liabilities                       (972,632)
                                     -------------
Net assets of subsidiary             $     344,121
                                     =============

Acquired intangible assets of $750,000 were assigned to a vast collection of valuable Geological Data that has led to, and thus supports the conclusion that hydrocarbon deposits exist in the Eastern part of the Kurgan region. This data has been compiled by analyzing and interpreting prior geological and lithographic exploration works in the region and is represented by:

- Data, maps and reports from the 12 test wells drilled between 1979-1986, including a lithologic description of rock, summaries of geophysical research of well shafts and a laboratory analysis of rock age
-    Profile  sections
-    Correlation  schemes
- Geological maps of South-West ZNGralye (region east of Urals) and West Siberia, pre-Jurassic period
- Set of maps based on distance methods of research and interpretations of cosmic and aerial photographs
- Independent geological evaluation of oil reserves on the licensed areas performed in 2004.

All Geological data is transformed into digital format, which enhances its market potential. Estimated useful life of the Geological Data covers the period of anticipated oil producing activities on the licensed area of approximately 24 years starting 2005. Therefore it will be amortized over 25 years starting January 2005. Geological data will be tested for impairment based on the results of seismic and other exploration works, which are currently under way.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     None.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     We are authorized to issue up to 100,000,000 shares of Common Stock. As of September 9, 2004, there were 18,805,771 shares of Common Stock issued and outstanding.

     The holders of shares of Common Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. In the event of liquidation, holders of Common Stock are entitled to share prorata in the distribution of assets remaining after payment of liabilities, if any. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have he ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding Common Stock is validly issued, fully paid and non-assessable.

PREFERRED  STOCK

     Preferred stock may also be issued by the Company from time to time in the discretion of the Board. Currently there are no outstanding shares of preferred stock. We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. In addition, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult or discouraging a third party from acquiring a controlling interest in us. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that shareholders will receive a premium for their shares if a change in control does occur.

SHARE PURCHASE OPTIONS

     Employees of the Company have been granted stock options under stock option plans, which are included in their compensation under their employment agreements with the Company. The options have an exercise price which changes each year. For 2004, the exercise price of each employee's vested stock options is $.10 per share. For 2005 and 2006, each vested option will have an exercise price of $.30 per share. For 2007 and there after each vested option will have an exercise price equal to 110% of the average closing prices for the three months prior to each grant date. All options will expire 5 P.M. December 31, on the fourth anniversary of each year that the options vest.

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon the date of this Prospectus, there are 18,805,711 shares of Common Stock issued and outstanding. Upon the effectiveness of this registration statement, 12,763,419 shares of Common Stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the Common Stock develops without limitation.

     The remaining 4,300,000 shares of common stock registered pursuant to this registration statement and 526,250 shares which are not being registered pursuant to this registration statement will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

          Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company.

     Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

     This Prospectus relates to the resale of 17,063,419 shares of Common Stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of Common Stock by the selling stockholders. We will not receive any proceeds from the resale of Common Stock by the selling stockholders for shares currently outstanding.



                   RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
                            SHARES CURRENTLY OUTSTANDING


     STOCKHOLDER     SHARES BENEFICIALLY      AMOUNT OFFERED                SHARES
                            OWNED          (ASSUMING ALL SHARES           BENEFICIALLY
                         BEFORE RESALE       IMMEDIATELY SOLD)            OWNED AFTER
                                                                            RESALE1
Alexandr Ostrovsky          42,250                42,250                       --
Anastasia Design            400,000              400,000                       --
AST Exchange Agent #274     594,651              594,651                       --
Davletta Bilalova           750,000              750,000                       --
Josie Biscardi                4,998                4,998                       --
Alex Blanc                  316,250              316,250                       --
Alex Blank                    3,846                3,846                       --
Ralph Blatt                   3,000                3,000                       --
Ralph Blatt                   1,500                1,500                       --
Carmine Bua                 150,000              150,000                       --
Pio Cassano                   1,998                1,998                       --
Chirodynamics Inc.            3,498                3,498                       --
Frank Cirillo                21,939               21,939                       --
Frank Decicco                   999                  999                       --
Carlo Demaria                 4,998                4,998                       --
Pablo Diatel                     99                   99                       --
Andres Elmik                   3,846               3,846                       --
Domenico Figliomeni            4,998               4,998                       --
Domencio Fragomeni               999                 999                       --
Ezio Fragomeni                   999                 999                       --
GEO Capital LTD              800,000             800,000                       --
Alex Dstrovsky                 3,846               3,846                       --
Global International
  Design Inc.                271,346             271,346                       --
Golden Capital
  Securities LTD             532,500             532,500                       --
Ronald Gropp                     498                 498                       --
Martin Humbel                  1,638               1,638                       --
Tourounj  Iakoubova          800,000             800,000                       --
Raisa Judix                    3,846               3,846                       --
Ian Kerr                          48                  48                       --
Trevor I Kerr                     48                  48                       --
Mark Klein                     2,499               2,499                       --
Joel K. Laska                150,000             150,000                       --
Alexandre Leonov             300,000             300,000                       --
David Loev                   100,000             100,000                       --
Earl Levy                     49,998              49,998                       --
Fred Litwack                     200                 200                       --
Bartolomero Xanfre             2,499               2,499                       --
Giacomina Marcello            99,999              99,999                       --
Karen McCullagh                   66                  66                       --
Gavin Menzies                    200                 200                       --
Erwin Messinger                   60                  60                       --
Albert F. and
Florence E. Milne              2,499               2,499                       --

                                      -37-

Michelle Modenhauer          903,847             903,847                       --
Rouslan Mouchailov           750,000             750,000                       --
Carlo Muraca                     498                 498                       --
Mike Muraca                    2,499               2,499                       --
Mickele Newland                  498                 498                       --
Olga Nikitina                 50,000              50,000                       --
Aleksandr Ostorvsky           67,764              67,764                       --
Sergey Prokaznikov           160,000             160,000                       --
Victor Repin               1,500,000           1,500,000                       --
Vivian Risi                    9,999               9,999                       --
Sergey  Sanin                750,000             750,000                       --
Galina Sanina                750,000             750,000                       --
Alexei Saveliev              100,000             100,000                       --
Frank Sergi                      999                 999                       --
Carol Silvestro                  999                 999                       --
Seven Silvestro                  999                 999                       --
Terry Silvestro                  999                 999                       --
Aleksey Smolyarenko          271,346             271,346                       --
Igor Sokolovski                3,846               3,846                       --
Southridge Projects Ltd      800,000             800,000                       --
Frank & Maria Spagnola         5,799               5,799                       --
Frank D. & Maria Spagnola      3,996               3,996                       --
State Consulting Corp.       500,000             500,000                       --
Tema Stein                   300,000             300,000                       --
Ann Taillon                    2,000               2,000                       --
Sergey Tomnikov              290,000             290,000                       --
Angelo Toscano                   332                 332                       --
Ural Oil Capital LTD         800,000             800,000                       --
Tony Vanelli                     339                 339                       --
Orlov Vladimir               800,000             800,000                       --
WCM LTD                      800,000             800,000                       --
Marcel & Rita Weinberger       1,500               1,500                       --
Michael Weinstock              1,998               1,998                       --
Mordechai & Batia Weinstock        6                   6                       --
Mark Weirtlema                   498                 498                       --
Zaural Neftegaz            2,000,000           2,000,000                       --



1    Assuming  all  Shares  offered  are  sold.

     Upon the effectiveness of this registration statement, 4,826,250 shares of common stock outstanding will be subject to the resale provisions of Rule 144. The 12,763,419 remaining shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation:

-  -    ordinary  brokerage  transactions  and  transactions in which the broker solicits  purchases;  and

-  -    face-to-face  transactions  between  sellers  and  purchasers  without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

     Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a Prospectus. As a result of such shares being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of Common Stock for purposes of the Securities Act with the result that they may be subject to certain statutory liabilities if the registration statement to which this Prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.



                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     No established public trading market exists for the Company's Common Stock. We have 1,117,000 shares of Common Stock subject to outstanding options or warrants to purchase, or securities convertible into, the Company's Common Stock. We have no outstanding shares of preferred stock. Except for this offering, there is no Common Stock that is being, or has been proposed to be, publicly offered. As of September 9, 2004, there were 18,805,771 shares of Common Stock outstanding, held by 78 shareholders of record.

                                  LEGAL MATTERS

     Certain legal matters with respect to the issuance of shares of Common Stock offered hereby will be passed upon by David M. Loev, Attorney at Law, Houston, Texas.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     See Indemnification of Directors and Officers above.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description                                   Amount to be Paid
------------------------------------------    -------------------
Filing Fee - Securities and Exchange Commission     $     2.25*
Attorney's fees and expenses                            40,000*
Accountant's fees and expenses                          10,000*
Transfer agent's and registrar fees and expenses         1,500*
Printing and engraving expenses                          1,500*
Miscellaneous expenses                                     -0-*
                                                     ----------
Total                                               $53,002.25*
                                                     ==========

* Estimated

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

     On October 24, 2001, 150,000 shares of Common Stock at $.15 per share were issued for a total of $22,500 as part of a payment of accounting fees.

     On October 17, 2003, 2,000,000 shares of Common Stock at $.008 per share were issued for a total of $1,600 as payment for a 51% interest in Zaural Neftegaz, a Russian Oil Company.

     In June, 2004, 6,900,000 shares of Common Stock were issued in consideration for the purchase of the remaining 49% of Zaural Neftegaz.

     In September, 2004, 100,000 shares of Common Stock were issued in consideration for legal services rendered.

     For all of the above sales of unregistered securities the Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

ITEM 27. EXHIBITS

Exhibit     3.1      Articles of Incorporation*
Exhibit     3.2      Bylaws*
Exhibit 5.1 Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered*
Exhibit     10.1     David Zaikin Employment Agreement*
Exhibit     10.2     Elena Pochapski Employment Agreement*
Exhibit     10.3     Oleg V. Zhuravlev Employment Agreement*
Exhibit     10.4     Sergey Potapov Employment Agreement*
Exhibit     10.5     Vladimir Eret Employment Agreement*
Exhibit     10.6     David Zaikin Stock Option Agreement*
Exhibit     10.7     Oleg V. Zhuravlev Stock Option Agreement*
Exhibit     10.8     Oleg V. Zhuravlev Employment Agreement ZNG*
Exhibit     10.9     Elena Pochapski Stock Option Agreement*
Exhibit     10.10    Sergey Potapov Stock Option Agreement*
Exhibit     10.11    Sergey Potapov Employment Agreement ZNG*
Exhibit     10.12    Vladimir Eret Stock Option Agreement*
Exhibit     10.13    Vladimir Eret Employment Agreement ZNG*
Exhibit     10.14    Contract to purchase 51% of ZNG*
Exhibit     10.15    Contract to purchase 49% of ZNG*
Exhibit     10.16    Amendment to contract to purchase 49% of ZNG*
Exhibit     23.1     Consent of Lumsden & McCormick, LLP, Certified
                     Public Accountants*
Exhibit     23.2     Consent  of  David  M. Loev, Attorney at Law
                     (included in Exhibit 5.1)*

* Filed as an exhibit to this SB-2 Registration Statement

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes as such information in the Registration Statement.

2. For determining any liability under the Securities Act, treat each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at the time as the initial bona fide offering of those securities.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Toronto, Providence of Ontario, Canada, September 9, 2004.


SIBERIAN ENERGY GROUP INC.

By: /s/ David Zaikin
-------------------------------------
DAVID ZAIKIN

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


/s/ David Zaikin
------------------------------------------
DAVID ZAIKIN
Chief Executive Officer and Director
September 9, 2004



/s/ Elena Pochapski
------------------------------------------
ELENA POCHAPSKI
Chief Financial Officer and Director
September 9, 2004